UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

AQUALIV TECHNOLOGIES, INC.

(Name of registrant as specified in its charter)

Nevada	8731	38-3767357
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4550 NW Newberry Hill Road, Suite 202 Silverdale, WA 98383 (360) 473-1160
(Address, including zip code, and telephone number, including area code, or registrant’s principal executive offices)

Paracorp Incorporated 318 N Carson Street, Suite 208 Carson City, NV 89701 888-972-7273
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

 Lucosky Brookman LLP

Attn: Joseph M. Lucosky, Esq.

33 Wood Avenue South, 6th Floor

Iselin, New Jersey 08830

Fax: (732) 395-4401

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Non-accelerated filer ☐

Accelerated filer ☐	Smaller reporting company ☒

(1)

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Amount To Be Registered (1)	Proposed Maximum Aggregate Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.001 par value per share, issuable pursuant to the Equity Agreement	128,927,716	$.0031	$399,675.920	$47.00

(1)   We are registering 128,927,716 shares of our common stock (the “Shares”) that we will put to Auctus Private Equity Fund, LLC, a Massachusetts limited liability company (“Auctus” or the “Selling Security Holder”), pursuant to a drawdown equity facility agreement between the Selling Security Holder and the registrant entered into on April 27, 2012 (the “Equity Agreement”). In the event of stock splits, stock dividends, or similar transactions involving the registrant’s common stock, the number of shares of common stock registered shall, unless otherwise expressly provided, automatically be deemed to cover the additional securities to be offered or issued pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In the event that adjustment provisions of the Equity Agreement require the registrant to issue more shares than are being registered in this registration statement, for reasons other than those stated in Rule 416 of the Securities Act, the registrant will file a new registration statement to register those additional shares.

(2)   Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, using the closing price as reported on the Over-the-Counter Bulletin Board (the “OTCBB”) on June 7, 2012, which was $.0031 per share.

(2)

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

(3)

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED JUNE 14, 2012

AQUALIV TECHNOLOGIES, INC.

128,927,716 Shares of Common Stock

This prospectus relates to the resale of up to 128,927,716 shares of our common stock, par value $0.001 per share (the “Shares”), by Auctus, which are Shares that we will put to Auctus by delivering an advance notice pursuant to the Equity Agreement.

The Equity Agreement with Auctus provides that, for a period of twenty-four (24) months commencing on the effective date of the registration statement, Auctus is committed to purchase up to $3,500,000 of our common stock. We may draw on the facility from time to time, as and when we determine appropriate in accordance with the terms and conditions of the Equity Agreement. The 128,927,716 Shares included in this prospectus represent a portion of the Shares issuable to the Selling Security Holder under the Equity Agreement.

Auctus is an “underwriter” within the meaning of the Securities Act in connection with the resale of our common stock under the Equity Agreement. No other underwriter or person has been engaged to facilitate the sale of shares of our common stock in this offering. Auctus will pay us ninety-three percent (93%) of the average bid prices of the Company’s common stock for the five (5) consecutive trading days after the Company delivers to Auctus an advance request in a written drawdown notice requiring Auctus to advance funds (an “Advance”) to the Company, subject to the terms of the Equity Agreement.

We will not receive any proceeds from the sale of these Shares offered by the Selling Security Holder. However, we will receive proceeds from the sale of our Shares under the Equity Agreement. The proceeds will be used for working capital or general corporate purposes. We will bear all costs associated with this registration.

Our common stock is quoted on the OTCBB under the symbol “AQLV.OB.” The Shares registered hereunder are being offered for sale by the Selling Security Holder at prices established on the OTCBB during the term of this offering. On June 7, 2012, the closing price as reported on the OTCBB was $.0031 per share. These prices will fluctuate based on the demand for our common stock.

This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss. See “Risk Factors” beginning on page 10.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is_________, 2012

(4)

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus is correct as of any time after its date.

(5)

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the “risk factors” section, the financial statements and the notes to the financial statements. References to the “Company,” “we,” “us,” “our” and similar words refer to AquaLiv Technologies, Inc.

AQUALIV TECHNOLOGIES, INC.

Our Company

AquaLiv Technologies, Inc. was formed under the laws of the State of Nevada on April 11, 2006, originally under the name of Infrared Systems International (ISI) as a wholly-owned subsidiary of CSBI (then known as Advance Technologies, Inc.) to pursue a narrowly defined business objective called infrared security systems.

On July 11, 2007, CSBI acquired American SXAN Biotech, Inc. a Delaware Corporation doing business exclusively in the People's Republic of China under a registered capital corporation, Tieli XiaoXingAnling Forest Frog Breeding Co, Ltd. As a result of the acquisition, the stockholders of American SXAN Biotech, Inc. acquired control of CSBI.

Pursuant to one of the terms of the acquisition, all of the assets and liabilities of CSBI as of the date of the acquisition were transferred into ISI. From that time and until June 22, 2011, ISI had conducted not only the infrared security systems development for which it was formed but also the other prior activities of CSBI.

In March 2010, ISI transferred all of the assets and liabilities of ISI into a newly created wholly-owned subsidiary, Infrared Applications, Inc. (IAI).   IAI continued to operate the previous business of ISI under this newly created company until June 22, 2011, when, in accordance with a Management and Distribution Agreement dated March 24, 2010, all of the outstanding stock of IAI was transferred to Gary Ball, the former CEO. Subsequent to this event, Ball shall be responsible to make, if any, a Subsidiary Stock Distribution to the Company’s shareholders of record as of March 23, 2010.

On April 12, 2010, the company sold a majority interest in its common stock to Take Flight Equities, Inc (TFE). As part of the agreement, a change in control took place and William Wright was appointed CEO of the company.  Also included in the agreement were provisions for the future distribution of the IAI assets to the ISI shareholders of record on March 23, 2010 within 15 months of the agreement (which was completed on June 22, 2011).

On April 19, 2010, the company purchased 100% of the outstanding common stock of Focus Systems, Inc. (Focus) from ProPalms, Inc.  Focus is held and operated as a wholly-owned subsidiary of the company. Focus was formed in August of 2007 as a technology company providing remote desktop – cloud computing – services and Voice over Internet Protocol (VoIP) phone services to small and mid-sized businesses.  For the calendar year 2008, Focus operated a regional Internet Service Provider (ISP) business under a management agreement with a third party.

 On December 16, 2010, the Company purchased a 50% interest in AquaLiv, Inc. We have concluded, pursuant to the guidance in FASB ASC 810-10-25-38 (previously FIN 46R) that AquaLiv, Inc. is a Variable Interest Entity, that we are the primary beneficiary with a controlling financial interest in AquaLiv, Inc. and we are required to consolidate its financials accordingly. The remaining 50% non-controlling interest is owned by Craig Hoffman, AquaLiv, Inc’s President and CEO. AquaLiv, Inc. is a life sciences research and development company creating novel products for numerous industries. The company's technology alters the behavior of organisms, including plants and humans, without chemical interaction. From increased crop yields to drug-free medicine, AquaLiv is providing innovative, ingredient-free solutions to the world's largest problems.

On June 22, 2011, in accordance with Management and Distribution Agreement (“Agreement”) dated March 24, 2010, we completed the distribution of substantially all of the assets of Infrared Applications, Inc. (“IAI”), a Texas corporation. All of the outstanding stock of IAI has been transferred to Gary Ball (“Ball”) in accordance with the Agreement. Subsequent to this event, Ball shall be responsible to make, if any, a Subsidiary Stock Distribution to the Company’s shareholders of record as of March 23, 2010, upon the earlier of the foregoing occurrence: (i) the net proceeds from the sale of substantially all of the assets of IAI or (ii) Ball elects to make a Subsidiary Stock Distribution. Any cost incurred in connection with a Subsidiary Distribution shall be the responsibility of Ball. There is no certainty as to when or if a Subsidiary Stock Distribution will occur.

On September 6, 2011, the company filed its Articles of Amendment with the State of Nevada to effect a name change to AquaLiv Technologies, Inc. and to increase its authorized common shares to 1,000,000,000. FINRA declared the corporate action effective on September 19, 2011. The name change was effected to more closely align the name with the future direction of the Company.

Our executive offices are located at 4550 NW Newberry Hill Road, Suite 202, Silverdale, WA 98383, and our telephone number at such office is (360) 473-1160.

(6)

About This Offering

This offering relates to the resale of up to 128,927,716 shares of our common stock by the Selling Security Holder, which are the Shares that we will put to Auctus pursuant to the Equity Agreement. The 128,927,716 shares included in this prospectus represent a portion of the aggregate shares issuable to the Selling Security Holder under the Equity Agreement. Pursuant to the Equity Agreement:

·	Auctus agreed to purchase from the Company, from time to time, in the Company’s discretion (subject to the conditions set forth therein), for a period of twenty-four (24) months, commencing on the effective date of the registration statement filed by the Company for resale of the Shares issuable under the Equity Agreement, up to $3,500,000 of the Company’s common stock;

·	Pursuant to a registration rights agreement between the Company and Auctus entered into in connection with the Equity Agreement, the Company agreed to file a registration statement with the U.S. Securities and Exchange Commission (the “SEC”) for the resale of not less than the maximum number of shares of common stock allowable pursuant to Rule 415 under the Securities Act, of shares of common stock issuable under the Equity Agreement;

·	The purchase price for the shares of common stock sold under the Equity Agreement will be equal to ninety-three percent (93%) of the average daily bid prices of the Company’s common stock for the five (5) consecutive trading days (the “Pricing Period”) immediately following the clearing date associated with the applicable Advance request in writing (the “Market Price”) requiring Auctus to Advance funds to the Company, subject to the terms of the Equity Agreement.

·	The maximum amount of common stock that Auctus shall be obligated to purchase with respect to any single Advance under the Equity Agreement shall not exceed the lesser of (a) One Hundred Fifty Thousand Dollars ($150,000) or (b) two hundred (200%) percent of the average daily volume of the common stock for the ten (10) trading days immediately preceding the applicable Advance request date, multiplied by the average of the bid prices for the ten (10) trading days immediately preceding the applicable Advance request date, rounded down to the nearest hundred dollars.

·	The “Floor Price” shall be the lowest price per share of common stock provided by the Company in the applicable Advance request at which Auctus may sell shares of common stock in connection with an Advance request must be equal to or less than the bid price of the common stock one trading day immediately preceding the Advance request date and greater than sixty-five percent (65%) of the average bid price over the ten (10) trading days immediately preceding the Advance request date. If the Company does not specify a Floor Price in the applicable Advance request, then the “Floor Price” shall be deemed to equal sixty-five percent (65%) of the average bid price over the ten (10) trading days immediately preceding the Advance request. In all circumstances the specified Floor Price must be above par value.

·	As further consideration for Auctus entering into and structuring the equity facility, the Company shall pay to Auctus (i) five percent (5%) of the Advance request specified in each drawdown notice; (ii) a non-refundable origination fee equal to $7,500; and (iii) a fee by issuing to Auctus that number of shares of the Company’s common stock that equal a dollar amount of fifty-seven thousand and five hundred dollars ($57,500) (the “Commitment Shares”).

We relied on an exemption from the registration requirements of the Securities Act. The transaction does not involve a private offering, Auctus is an “accredited investor” and/or qualified institutional buyer and Auctus has access to information about the Company and its investment.

At an assumed purchase price under the Equity Agreement of $.0029 (equal to 93% of the closing price of our common stock of $.0031 on June 7, 2012), we will be able to receive up to $373,890.38 in gross proceeds, assuming the sale of the entire 128,927,716 Shares being registered hereunder pursuant to the Equity Agreement. At an assumed purchase price of $.0029 under the Equity Agreement, we would be required to register approximately 1,077,968,836 additional shares to obtain the balance of $3,500,000 under the Equity Agreement. The Company is currently authorized to issue 1,000,000,000 shares of its common stock. Auctus has agreed, subject to certain exceptions listed in the Equity Agreement, to refrain from holding an amount of shares which would result in Auctus or its affiliates from owning more than 4.99% of the then-outstanding shares of the Company’s common stock at any one time.

We will bear the expenses of this offering which we estimate to be approximately $40,000, including legal expenses of approximately $25,000, accounting expenses of approximately $25,000, and miscellaneous expenses, including printer costs, of approximately $5,000.

There are substantial risks to investors as a result of the issuance of shares of our common stock under the Equity Agreement. These risks include dilution of stockholders, significant decline in our stock price and our inability to draw sufficient funds when needed.

Auctus will periodically purchase our common stock under the Equity Agreement and will, in turn, sell such shares to investors in the market at the market price. This may cause our stock price to decline, which will require us to issue increasing numbers of common shares to Auctus to raise the same amount of funds, as our stock price declines. Neither the Equity Agreement nor any rights of the parties under the Equity Agreement may be assigned or delegated to any other person.

(7)

Summary of the Shares Offered by the Selling Security Holder

Common stock Offered by the Selling Security Holder	128,927,716 shares of common stock.

Common Stock Outstanding Before the Offering	502,605,319 as of June 14, 2012

Common Stock Outstanding After the Offering	631,533,035 shares, assuming the sale of all of the shares being registered in this Registration Statement.

Terms of the Offering	The Selling Security Holder will determine when and how it will sell the common stock offered in this prospectus.

Termination of the Offering	Pursuant to the Equity Agreement, this offering will terminate twenty-four (24) months after the registration statement to which this prospectus is made a part is declared effective by the SEC.

Use of Proceeds	We will not receive any proceeds from the sale of the shares of common stock offered by the Selling Security Holder. However, we will receive proceeds from the sale of our common stock under the Equity Agreement. The proceeds from the offering will be used for working capital and general corporate purpose. See “Use of Proceeds.”

Risk Factors	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” beginning on page 10.

OTCBB Symbol	AQLV.OB

(8)

SUMMARY FINANCIAL DATA

The following selected financial information is derived from the Company’s Financial Statements appearing elsewhere in this Prospectus and should be read in conjunction with the Company’s Financial Statements, including the notes thereto, appearing elsewhere in this Prospectus.

The following selected financial information is derived from the Company’s Financial Statements appearing elsewhere in this Prospectus and should be read in conjunction with the Company’s Financial Statements, including the notes thereto, appearing elsewhere in this Prospectus.

Summary of Operations

For the Years Ended September 30,

	2011	2010
Total Revenue	$590,138	$139,298
Loss from operations	$(623,602)	$(1,004,554)
Net loss	$(564,294)	$(1,008,604)
Net loss per common share (basic and diluted)	$(0.00)	$(0.01)
Weighted average common shares outstanding	228,052,093	91,957,785

Statement of Financial Position

For the Years Ended September 30,

	2011	2010
Cash and cash equivalents	$5,700	$17,042
Total assets	$14,850	$22,042
Working Capital	$3,732	$1,034
Long term debt	$300,290	$260,695
Stockholders’ equity ( deficit )	$(430,811)	$(422,027)

Summary of Operations

For the Six Months Ended March 31,

	2012	2011
Total Revenue	$264,168	$302,628
Loss from operations	$(191,484)	$(458,609)
Net loss	$(203,170)	$(437,947)
Net loss per common share (basic and diluted)	$(0.00)	$(0.00)
Weighted average common shares outstanding	352,774,805	200,493,870

Statement of Financial Position

For the Six Months Ended March 31,

	2012	2011
Cash and cash equivalents	$40,789	$60,491
Total assets	$53,339	$86,290
Working Capital	$36,942	$52,859
Long term debt	$336,266	$278,903
Stockholders’ equity ( deficit )	$(430,908)	$(357,579)

(9)

RISK FACTORS

An investment in the Company’s common stock involves a high degree of risk. You should carefully consider the risks described below as well as other information provided to you in this prospectus, including information in the section of this document entitled “Forward Looking Statements.” If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected, the value of our common stock could decline, and you may lose all or part of your investment.

IF WE DO NOT GENERATE ADEQUATE REVENUES TO FINANCE OUR OPERATIONS, OUR BUSINESS MAY FAIL.

We were incorporated on April 11, 2006. Our business primarily involves marketing activities. As of March 31, 2012, we had a retained deficit of $2,815,560. During the years ended September 30, 2011 and 2010, respectively, we had net losses of $564,294 and $1,008,604. We expect our revenues during the next twelve months from our existing products and service customers to remain flat depending upon the US economic recovery and our ability to create market awareness with our AquaLiv brand. Our expected revenue generation and expenses are difficult to predict, and there can be no assurance that revenues will be sufficient to cover operating costs for the foreseeable future. It may be necessary to raise additional funds. If we are unable to raise funds to cover any operating deficit and our sales decrease in 2012 our business may fail.

BECAUSE WE HAD INCURRED A LOSS AND HAVE NOT FULLY COMMENCED OUR PLANNED PRINCIPAL OPERATIONS, OUR ACCOUNTANTS HAVE EXPRESSED DOUBTS ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

For the fiscal year ended September 30, 2011, our accountants have expressed doubt about our ability to continue as a going concern as a result of operating losses since inception, the failure to yet commence planned principal operations, and current liabilities in excess of current assets. Our ability to achieve and maintain profitability and positive cash flow is dependent on such factors as our ability to sell AquaLiv Water Systems and Infotone Face Mist, generate new sales for AquaLiv’s AgSmart™ and NatuRx™ product lines, and to capture and retain new remote desktop and VoIP customers. Based upon current plans, we expect our operating costs to range between $100,000 and $150,000 for the fiscal year ending September 30, 2012. We cannot guarantee that we will be successful in generating sufficient revenues or other funds in the future to cover these operating costs. Failure to generate sufficient revenues will cause us to go out of business or take draconian actions.

TRADING IN OUR SHARES IS SUBJECT TO RULES GOVERNING "PENNY STOCKS," WHICH WILL IMPAIR TRADING ACTIVITY IN OUR SHARES.

We have been listed on the OTCBB since August 11, 2009, our symbol is AQLV. The AQLV common stock has been trading at either very low or inconsistent volumes. Penny stocks trading at low volumes are extremely volatile and investors should exercise care in any trading activities.

Our stock is subject to rules adopted by the Securities and Exchange Commission regulating broker dealer practices in connection with transactions in "penny stocks." Those disclosure rules applicable to "penny stocks" require a broker dealer, prior to a transaction in a "penny stock" not otherwise exempt from the rules, to deliver a standardized list disclosure document prepared by the Commission. That disclosure document advises an investor that investment in "penny stocks" can be very risky and that the investor's salesperson or broker is not an impartial advisor but rather paid to sell the shares. The disclosure contains further warnings for the investor to exercise caution in connection with an investment in "penny stocks," to independently investigate the security, as well as the salesperson with which the investor is working and to understand the risky nature of an investment in this security. The broker dealer must also provide the customer with certain other information and must make a special written determination that the "penny stock" is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Further, the rules require that, following the proposed transaction, the broker provide the customer with monthly account statements containing market information about the prices of the securities.

Many brokers may be unwilling to engage in transactions in our common stock because of the added disclosure requirements, thereby making it more difficult for stockholders to dispose of their shares. You will also find it difficult to obtain accurate information about, and/or quotations as to the price of, our common stock.

ISSUANCES OF OUR STOCK COULD DILUTE CURRENT STOCKHOLDERS AND ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK, IF A PUBLIC TRADING MARKET DEVELOPS.

We have the authority to issue up to 1,000,000,000 shares of common stock, 50,000,000 shares of preferred stock, and to issue options and warrants to purchase shares of our common stock without stockholder approval. We are currently working on financing plans for future growth and acquisitions, product and service development, and we may need to raise additional capital to fund operations. If we raise funds by issuing equity securities, our existing stockholders may experience substantial dilution. In addition, we could issue large blocks of our common stock to fend off unwanted tender offers or hostile takeovers without further stockholder approval, or in connection with one or more acquisitions. No such transactions currently are planned.

The issuance of preferred stock by our board of directors could adversely affect the rights of the holders of our common stock. An issuance of preferred stock could result in a class of outstanding securities that would have preferences with respect to voting rights and dividends and in liquidation over the common stock and could, upon conversion or otherwise, have all of the rights of our common stock. Our board of directors' authority to issue preferred stock could discourage potential takeover attempts or could delay or prevent a change in control through merger, tender offer, proxy contest or otherwise by making these attempts more difficult or costly to achieve.

(10)

OUR ARTICLES OF INCORPORATION PROTECT OUR DIRECTORS FROM CERTAIN TYPES OF LAWSUITS, WHICH COULD MAKE IT DIFFICULT FOR US TO RECOVER DAMAGES FROM THEM IN THE EVENT OF A LAWSUIT.

Our Articles of Incorporation eliminate the liability of our directors for monetary damages to the fullest extent permissible under Nevada law. Nevada law permits the elimination of the personal liability of a director or officer for damages for breach of fiduciary duty as a director or officer, although such a provision must not eliminate the liability of a director or officer for (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (b) the payment of distributions in violation of Nevada Revised Statutes Section 78.300. This exculpatory provision may have the effect of preventing stockholders from recovering damages against our directors caused by their negligence, poor judgment or other circumstances. The indemnification provisions may require our company to use our assets to defend our directors and officers against claims, including claims arising out of their negligence, poor judgment, or other circumstances.

COMPETITION IN THE LIFE SCIENCES AND INFORMATION TECHNOLOGY INDUSTRY IS INTENSE.

Our business plan involves deployment of technology services, and developing, deploying, and licensing products. These businesses are highly competitive. There are numerous similar companies providing such services and products in the United States. Our competitors will have greater financial resources and more expertise in these businesses. Our ability to deploy our AgSmart™ and NatuRx™ products under AquaLiv, Inc., as well as our remote desktop and VoIP phone services under Focus Systems, Inc. will depend on our ability to successfully market our products in this highly competitive environment. We cannot guarantee that we will be able to do so successfully.

OUR INTELLECTUAL PROPERTY MAY NOT BE ADEQUATELY PROTECTED.

While we have exclusive use of certain patents, we cannot be assured that it will be sufficiently broad enough to protect our technology. In addition, we cannot assure that any patents issued to us will not be challenged, invalidated, or circumvented. In order to safeguard our unpatented proprietary know-how, trade secrets, and technology, we rely primarily upon trade secret protection and nondisclosure provisions in agreements with employees and others having access to confidential information. We cannot assure that these measures will adequately protect us from improper disclosure or misappropriation of our proprietary information.

ENFORCING AND PROTECTING OUR PROPRIETARY INFORMATION CAN BE COSTLY.

If we are not able to adequately protect or enforce our proprietary information or if we become subject to infringement claims by others, our business, results of operations and financial condition may be materially adversely affected. We may need to engage in future litigation to enforce our intellectual property rights or the rights of our customers, to protect our trade secrets or to determine the validity and scope of proprietary rights of others, including our customers. We also may need to engage in litigation in the future to enforce any patent rights. In addition, we may receive in the future communications from third parties asserting that our products infringe the proprietary rights of third parties. We cannot assure you that any such claims would not result in protracted and costly litigation. Such litigation could result in substantial costs and diversion of our resources and could materially and adversely affect our business, financial condition and results of operations. Furthermore, we cannot assure you that we will have the financial resources to vigorously defend or enforce our proprietary technology.

THE SHARE CONTROL POSITION OF GARY BALL MAY LIMIT THE ABILITY OF OTHER STOCKHOLDERS TO INFLUENCE CORPORATE ACTIONS.

With the default of the note receivable by Take Flight Equities, Inc., Gary Ball retains voting control of the 91,572,170 common shares issued, and held in escrow, and associated with the April 2010 agreement, thereby making Gary Ball the largest shareholder with control of approximately 19% of our outstanding shares. Because Gary Ball controls such a significant percentage of the outstanding shares, other stockholders, individually or as a group, will be at a disadvantage in their ability to effectively influence the election or removal of our directors, the supervision and management of the business or a change in control of or the sale of our company, even if he believed such changes were in the best interest of our stockholders generally.

OUR FUTURE SUCCESS DEPENDS, IN LARGE PART, ON THE CONTINUED SERVICE OF OUR PRESIDENT.

We depend almost entirely on the efforts and continued employment of Mr. William Wright, our President and Secretary-Treasurer. Mr. Wright currently is our sole employee of the parent company, and we will depend on him for nearly all aspects of our operations. We do not have an employment contract with Mr. Wright, and we do not carry key person insurance on his life. Mr. Wright currently is able to devote substantially all of his time on our behalf. The loss of the services of Mr. Wright, through incapacity or otherwise, would have a material adverse effect on our business. It would be very difficult to find and retain qualified personnel such as Mr. Wright.

(11)

RISKS RELATED TO OUR COMMON STOCK AND THIS OFFERING

THERE IS NO LIQUID MARKET FOR OUR COMMON STOCK.

Our shares are traded on the OTCBB and the trading volume has historically been very low. An active trading market for our shares may not develop or be sustained. We cannot predict at this time how actively our shares will trade in the public market or whether the price of our shares in the public market will reflect our actual financial performance.

THE MARKET PRICE OF OUR COMMON STOCK IS HIGHLY VOLATILE AND STOCKHOLDERS MAY NOT BE ABLE TO RESELL THEIR SHARES AT OR ABOVE THE PRICE AT WHICH SUCH SHARES WERE PURCHASED.

The market price of our common stock may fluctuate significantly. Our share price has fluctuated in response to various factors, including not yet beginning construction of our first plant, needing additional time to organize engineering resources, issues relating to feedstock sources, trying to locate suitable plant locations, locating distributors and finding funding sources.

THE APPLICATION OF THE “PENNY STOCK” RULES COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON SHARES AND INCREASE YOUR TRANSACTION COSTS TO SELL THOSE SHARES.

The U.S. Securities and Exchange Commission (the “SEC”) has adopted rule 3a51-1 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, Rule 15g-9 requires:

·	that a broker or dealer approve a person’s account for transactions in penny stocks; and

·	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

·	obtain financial information and investment experience objectives of the person; and

·	make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

·	sets forth the basis on which the broker or dealer made the suitability determination; and

·	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

AS AN ISSUER OF “PENNY STOCK,” THE PROTECTION PROVIDED BY THE FEDERAL SECURITIES LAWS RELATING TO FORWARD LOOKING STATEMENTS DOES NOT APPLY TO US.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, the Company will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by the Company contained a material misstatement of fact or was misleading in any material respect because of the Company’s failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

COMPLIANCE AND CONTINUED MONITORING IN CONNECTION WITH CHANGING REGULATION OF CORPORATE GOVERNANCE AND PUBLIC DISCLOSURE MAY RESULT IN ADDITIONAL EXPENSES.

Changing laws, regulations and standards relating to corporate governance and public disclosure may create uncertainty regarding compliance matters. New or changed laws, regulations and standards are subject to varying interpretations in many cases. As a result, their application in practice may evolve over time. We are committed to maintaining high standards of corporate governance and public disclosure. Complying with evolving interpretations of new or changed legal requirements may cause us to incur higher costs as we revise current practices, policies and procedures, and may divert management time and attention from the achievement of revenue generating activities to compliance activities. If our efforts to comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to uncertainties related to practice, our reputation might be harmed which would could have a significant impact on our stock price and our business. In addition, the ongoing maintenance of these procedures to be in compliance with these laws, regulations and standards could result in significant increase in costs.

YOU COULD BE DILUTED FROM THE ISSUANCE OF ADDITIONAL COMMON STOCK.

As of June 14, 2012, we had 502,605,319 shares of common stock outstanding and 923,618 shares of preferred stock outstanding. We are authorized to issue up to 1,000,000,000 shares of common stock and 50,000,000 shares of preferred stock. To the extent of such authorization, our Board of Directors will have the ability, without seeking stockholder approval, to issue additional shares of common stock or preferred stock in the future for such consideration as the Board of Directors may consider sufficient. The issuance of additional common stock or preferred stock in the future may reduce your proportionate ownership and voting power.

THE MARKET PRICE FOR OUR COMMON SHARES IS PARTICULARLY VOLATILE GIVEN OUR STATUS AS A RELATIVELY UNKNOWN COMPANY WITH A SMALL AND THINLY TRADED PUBLIC FLOAT, LIMITED OPERATING HISTORY AND LACK OF PROFITS WHICH COULD LEAD TO WIDE FLUCTUATIONS IN OUR SHARE PRICE. YOU MAY BE UNABLE TO SELL YOUR COMMON SHARES AT OR ABOVE YOUR PURCHASE PRICE, WHICH MAY RESULT IN SUBSTANTIAL LOSSES TO YOU.

The market for our common shares is characterized by significant price volatility when compared to the shares of larger, more established companies that trade on a national securities exchange and have large public floats, and we expect that our share price will continue to be more volatile than the shares of such larger, more established companies for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our common shares are, compared to the shares of such larger, more established companies, sporadically and thinly traded. As a consequence of this limited liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand. Secondly, we are a speculative or “risky” investment due to our limited operating history and lack of profits to date, and uncertainty of future market acceptance for our potential products.  As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a larger, more established company that trades on a national securities exchange and has a large public float.  Many of these factors are beyond our control and may decrease the market price of our common shares, regardless of our operating performance.  We cannot make any predictions or projections as to what the prevailing market price for our common shares will be at any time, including as to whether our common shares will sustain their current market prices, or as to what effect that the sale of shares or the availability of common shares for sale at any time will have on the prevailing market price.

(12)

WE ARE REGISTERING AN AGGREGATE OF 128,927,716 SHARES OF COMMON STOCK TO BE ISSUED UNDER THE EQUITY AGREEMENT. THE SALE OF SUCH SHARES COULD DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

We are registering an aggregate of 128,927,716 Shares of common stock under the registration statement of which this prospectus forms a part for issuance pursuant to the Equity Agreement. Notwithstanding Auctus’s ownership limitation, the 128,927,716 Shares would represent approximately 25.65% of our shares of common stock outstanding immediately after our exercise of the put right under the Equity Agreement. The sale of these Shares into the public market by Auctus could depress the market price of our common stock. At the assumed offering price of $.0029 per share, we will be able to receive up to $373,890.38 in gross proceeds, assuming the sale of the entire 128,927,716 Shares being registered hereunder pursuant to the Equity Agreement. We would be required to register approximately 1,077,968,836 additional shares to obtain the balance of $3,500,000 under the Equity Agreement at the assumed offering price of $.0029. Due to the floating offering price, we are not able to determine the exact number of shares that we will issue under the Equity Agreement. However, to obtain the balance of the $3,500,000 under the Equity Agreement we will likely amend our Articles of Incorporation to increase our authorized shares.

THE COMPANY MAY NOT HAVE ACCESS TO THE FULL AMOUNT AVAILABLE UNDER THE EQUITY AGREEMENT.

We have not drawn down funds and have not issued shares of our common stock under the Equity Agreement with Auctus. Our ability to draw down funds and sell shares under the Equity Agreement requires that the registration statement, of which this prospectus is a part, be declared effective by the SEC, and that this registration statement continue to be effective.  In addition, the registration statement of which this prospectus is a part registers 128,927,716 Shares issuable under the Equity Agreement, and our ability to access the Equity Agreement to sell any remaining shares issuable under the Equity Agreement is subject to our ability to prepare and file one or more additional registration statements registering the resale of these shares.  These subsequent registration statements may be subject to review and comment by the staff of the SEC, and will require the consent of our independent registered public accounting firm.  Therefore, the timing of effectiveness of these subsequent registration statements cannot be assured.  The effectiveness of these subsequent registration statements is a condition precedent to our ability to sell the shares of common stock subject to these subsequent registration statements to Auctus under the Equity Agreement.  Even if we are successful in causing one or more registration statements registering the resale of some or all of the shares issuable under the Equity Agreement to be declared effective by the SEC in a timely manner, we will not be able to sell shares under the Equity Agreement unless certain other conditions are met.  Accordingly, because our ability to draw down amounts under the Equity Agreement is subject to a number of conditions, there is no guarantee that we will be able to draw down any portion or all of the $3,500,000 available to us under the Equity Agreement.

CERTAIN RESTRICTIONS ON THE EXTENT OF PUTS AND THE DELIVERY OF ADVANCE NOTICES MAY HAVE LITTLE, IF ANY, EFFECT ON THE ADVERSE IMPACT OF OUR ISSUANCE OF SHARES IN CONNECTION WITH THE EQUITY AGREEMENT, AND AS SUCH, AUCTUS MAY SELL A LARGE NUMBER OF SHARES, RESULTING IN SUBSTANTIAL DILUTION TO THE VALUE OF SHARES HELD BY EXISTING SHAREHOLDERS.

Auctus has agreed, subject to certain exceptions listed in the Equity Agreement, to refrain from holding an amount of shares which would result in Auctus or its affiliates owning more than 4.99% of the then-outstanding shares of the Company’s common stock at any one time.  These restrictions, however, do not prevent Auctus from selling shares of common stock received in connection with a put, and then receiving additional shares of common stock in connection with a subsequent put.  In this way, Auctus could sell more than 4.99% of the outstanding common stock in a relatively short time frame while never holding more than 4.99% at one time.

ASSUMING WE UTILIZE THE MAXIMUM AMOUNT AVAILABLE UNDER THE EQUITY LINE OF CREDIT, EXISTING SHAREHOLDERS COULD EXPERIENCE SUBSTANTIAL DILUTION UPON THE ISSUANCE OF COMMON STOCK.

Our Equity Agreement with Auctus contemplates the potential future issuance and sale of up to $3,500,000 of our common stock to Auctus subject to certain restrictions and obligations.  The following table is an example of the number of shares that could be issued at various prices assuming we utilize the maximum amount remaining available under the Equity Agreement.  These examples assume issuances at a market price of $.0029 per share and at 10%, 25%, 50%, and 75% below $.0029 per share, taking into account Auctus’s 7% discount.

The following table should be read in conjunction with the footnotes immediately following the table.

Percent below Current market price	Price per share (1)	Number of shares issuable (2)	Shares outstanding (3)(2)	Percent of outstanding shares (4)

10%	$.00261	1,340,996,168	1,843,601,487	72.73%

25%	$.00218	1,605,504,587	2,108,109,906	76.15%

50%	$.00145	2,413,793,103	2,916,398,422	82.76%

75%	$.00073	4,794,520,548	5,297,125,867	90.51%

(1)	Represents purchase prices equal to 93% of $.0031 and potential reductions thereof of 10%, 25%, 50% and 75%.

(2)	Represents the number of shares issuable if the entire $3,500,000 under the Equity Agreement were drawn down at the indicated purchase prices. Our Articles of Incorporation currently authorizes 1,000,000,000 shares of common stock. The Company does not believe it will draw down on the entire $3,500,000 under the Equity Agreement.

(3)	Based on 502,605,319 shares of common stock outstanding at June 14, 2012. Our Articles of Incorporation currently authorizes 1,000,000,000 shares of common stock. We may in the future need to amend our Articles of Incorporation in order to increase our authorized shares of common stock.

(4)	Percentage of the total outstanding shares of common stock after the issuance of the shares indicated, without considering any contractual restriction on the number of shares the selling shareholder may own at any point in time or other restrictions on the number of shares we may issue.

(13)

AUCTUS WILL PAY LESS THAN THE THEN-PREVAILING MARKET PRICE FOR OUR COMMON STOCK.

The common stock to be issued to Auctus pursuant to the Equity Agreement will be purchased at a 7% discount to the average of the bid prices of the common stock during the five consecutive trading days immediately following the date of our advance notice to Auctus of our election to put shares pursuant to the Equity Agreement. Auctus has a financial incentive to sell our common stock immediately upon receiving the shares to realize the profit equal to the difference between the discounted price and the market price. If Auctus sells the shares, the price of our common stock could decrease.

If our stock price decreases, Auctus may have a further incentive to sell the shares of our common stock that it holds. These sales may have a further impact on our stock price.

YOUR OWNERSHIP INTEREST MAY BE DILUTED AND THE VALUE OF OUR COMMON STOCK MAY DECLINE BY EXERCISING THE PUT RIGHT PURSUANT TO OUR EQUITY AGREEMENT.

Effective April 27, 2012, we entered into a $3,500,000 Equity Agreement with Auctus. Pursuant to the Equity Agreement, when we deem it necessary, we may raise capital through the private sale of our common stock to Auctus at a price equal to ninety-three percent (93%) of the average bid price of the Company’s common stock for the five trading days immediately following the date our advance notice is delivered. Because the put price is lower than the prevailing market price of our common stock, to the extent that the put right is exercised, your ownership interest may be diluted.

WE DO NOT INTEND TO PAY DIVIDENDS.

We do not anticipate paying cash dividends on our common stock in the foreseeable future. We may not have sufficient funds to legally pay dividends. Even if funds are legally available to pay dividends, we may nevertheless decide in our sole discretion not to pay dividends. The declaration, payment and amount of any future dividends will be made at the discretion of our board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors our board of directors may consider relevant. There is no assurance that we will pay any dividends in the future, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

AS A PUBLIC COMPANY, WE ARE SUBJECT TO COMPLEX LEGAL AND ACCOUNTING REQUIREMENTS THAT WILL REQUIRE US TO INCUR SIGNIFICANT EXPENSES AND WILL EXPOSE US TO RISK OF NON-COMPLIANCE.

As a public company, we are subject to numerous legal and accounting requirements that do not apply to private companies. The cost of compliance with many of these requirements is material, not only in absolute terms but, more importantly, in relation to the overall scope of the operations of a small company. Our relative inexperience with these requirements may increase the cost of compliance and may also increase the risk that we will fail to comply.

Failure to comply with these requirements can have numerous adverse consequences including, but not limited to, our inability to file required periodic reports on a timely basis, loss of market confidence and/or governmental or private actions against us. We cannot assure you that we will be able to comply with all of these requirements or that the cost of such compliance will not prove to be a substantial competitive disadvantage vis-à-vis our privately held and larger public competitors.

WE MAY BE SUBJECT TO SHAREHOLDER LITIGATION, THEREBY DIVERTING OUR RESOURCES THAT MAY HAVE A MATERIAL EFFECT ON OUR PROFITABILITY AND RESULTS OF OPERATIONS.

As discussed in the preceding risk factors, the market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future.  In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities.  We may become the target of similar litigation. Securities litigation will result in substantial costs and liabilities and will divert management’s attention and resources.

COMPLIANCE WITH CHANGING REGULATION OF CORPORATE GOVERNANCE AND PUBLIC DISCLOSURE WILL RESULT IN ADDITIONAL EXPENSES AND POSE CHALLENGES FOR OUR MANAGEMENT.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the rules and regulations promulgated thereunder, the Sarbanes-Oxley Act and SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the U.S. public markets.  Our management team will need to devote significant time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.

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FORWARD-LOOKING STATEMENTS

Statements in this prospectus may be “forward-looking statements.” Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions.  These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in this prospectus, including the risks described under “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus and in other documents which we file with the SEC. In addition, such statements could be affected by risks and uncertainties related to our ability to raise any financing which we may require for our operations, competition, government regulations and requirements, pricing and development difficulties, our ability to make acquisitions and successfully integrate those acquisitions with our business, as well as general industry and market conditions and growth rates, and general economic conditions.  Any forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this prospectus, except as may be required under applicable securities laws.

USE OF PROCEEDS

The Selling Security Holder is selling all of the shares of our common stock covered by this prospectus for its own account. Accordingly, we will not receive any proceeds from the resale of our common stock. However, we will receive proceeds from any sale of the common stock to Auctus under the Equity Agreement. We intend to use the net proceeds received for working capital or general corporate needs.

DETERMINATION OF OFFERING PRICE

Our common stock currently trades on the OTCBB under the symbol “AQLV.OB”. The proposed offering price of the Shares is $.0031 and has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, on the basis of the closing bid price of common stock of the Company as reported on the OTCBB on June 7, 2012.

SELLING SECURITY HOLDERS

We agreed to register for resale 128,927,716 Shares that we will put to Auctus pursuant to the Equity Agreement. The Equity Agreement with Auctus provides that Auctus is committed to purchase up to $3,500,000 of our common stock. We may draw on the facility from time to time, as and when we determine appropriate in accordance with the terms and conditions of the Equity Agreement.

Selling Security Holder Pursuant to the Equity Agreement

Auctus is the potential purchaser of our common stock under the Equity Agreement. The 128,927,716 Shares offered in this prospectus are based on the Equity Agreement between Auctus and us. Auctus may from time to time offer and sell any or all of the Shares that are registered under this prospectus. The purchase price is ninety-three percent (93%) of the average bid price of the Company’s common stock for the five trading days immediately following the date on which the Company is deemed to provide an advance notice under the Equity Agreement.

We are unable to determine the exact number of Shares that will actually be sold by Auctus according to this prospectus due to:

·	the ability of Auctus to determine when and whether it will sell any of the Shares under this prospectus; and

·	the uncertainty as to the number of Shares that will be issued upon exercise of our put options through the delivery of an Advance notice under the Equity Agreement.

The following information contains a description of how Auctus acquired (or shall acquire) the shares to be sold in this offering. Auctus has not held a position or office, or had any other material relationship with us, except as follows.

Auctus is a limited liability company organized and existing under the laws of the State of Massachusetts. Lou Posner is the managing director of Auctus, and has voting and investment power over the shares beneficially owned by Auctus.  Auctus acquired, or will acquire, all shares being registered in this offering in the financing transaction with us.

Auctus intends to sell up to 128,927,716 Shares of our common stock pursuant to the Equity Agreement under this prospectus. On April 27, 2012, the Company and Auctus entered into the Equity Agreement pursuant to which we have the opportunity, for a twenty-four (24) month period, beginning on the date on which the SEC first declares effective this registration statement registering the resale of our shares by Auctus, to sell shares of our common stock for a total price of $3,500,000. For each share of our common stock purchased under the Equity Agreement, Auctus will pay ninety-three percent (93%) of the average bid price of the Company’s common stock for the five trading days immediately following the date on which the Company is deemed to provide an advance notice of a sale of common stock under the Equity Agreement.

We relied on an exemption from the registration requirements of the Securities Act. The transaction does not does involve a private offering, Auctus is an “accredited investor” and/or qualified institutional buyer and Auctus has access to information about the Company and its investment.

At an assumed purchase price under the Equity Agreement of $.0029 (equal to 93% of the average bid price of our common stock of $.0031 on June 7, 2012), we will be able to receive up to $373,890.38 in gross proceeds, assuming the sale of the entire 128,927,716 Shares being registered hereunder pursuant to the Equity Agreement. At an assumed purchase price of $.0029 under the Equity Agreement, we would be required to register approximately 1,077,968,836 additional shares to obtain the balance of $3,500,000 under the Equity Agreement. The Company is currently authorized to issue 1,000,000,000 shares of its common stock. Auctus has agreed, subject to certain exceptions listed in the Equity Agreement, to refrain from holding an amount of shares which would result in Auctus or its affiliates from owning more than 4.99% of the then-outstanding shares of the Company’s common stock at any one time.

There are substantial risks to investors as a result of the issuance of shares of our common stock under the Equity Agreement.  These risks include dilution of stockholders and significant decline in our stock price.

Auctus will periodically purchase shares of our common stock under the Equity Agreement and will in turn, sell such shares to investors in the market at the prevailing market price.  This may cause our stock price to decline, which will require us to issue increasing numbers of shares to Auctus to raise the same amount of funds, as our stock price declines.

Auctus and any participating broker-dealers are “underwriters” within the meaning of the Securities Act. All expenses incurred with respect to the registration of the common stock will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commission or other expenses incurred by the Selling Security Holder in connection with the sale of such shares.

Except as indicated below, neither the Selling Security Holder nor any of its associates or affiliates has held any position, office, or other material relationship with us in the past three years.

The following table sets forth the name of the Selling Security Holder, the number of shares of common stock beneficially owned by the Selling Security Holder as of the date hereof and the number of share of common stock being offered by the Selling Security Holder. The shares being offered hereby are being registered to permit public secondary trading, and the Selling Security Holder may offer all or part of the shares for resale from time to time. However, the Selling Security Holder is under no obligation to sell all or any portion of such shares nor is the Selling Security Holder obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the Selling Security Holder. The column entitled “Amount Beneficially Owned After the Offering” assumes the sale of all shares offered.

(15)

Name	Shares Beneficially Owned Prior to Offering	Shares to Be Offered	Amount Beneficially Owned After Offering (1)	Percent Beneficially Owned After Offering

Auctus Private Equity Fund, LLC (2)	3,571,429(3)	128,927,716 (4)	3,571,429 (3)	.006%

(1)	The number assumes the Selling Security Holder sells all of its shares being offered pursuant to this prospectus.

(2)	Auctus Private Equity Fund, LLC is a limited liability company organized and existing under the laws of the State of Massachusetts. Lou Posner is the managing director and has voting and investment power over the shares beneficially owned by Auctus.

(3)	These shares represent the Commitment Shares issued to Auctus pursuant to the Equity Agreement. We are not registering the commitment shares for resale. Auctus owns approximately .007% prior to the offering.

(4)	These shares represent only a portion of the shares that may be issued to Auctus pursuant to the Equity Agreement. At an assumed purchase price of $.0029 under the Equity Agreement, we would be required to register approximately 1,077,968,836 additional shares to obtain the balance of $3,500,000. We do not believe we will exercise our right to obtain the balance of $3,500,000 under the Equity Agreement. The principal balance of $3,500,000 was chosen by the parties as working capital the Company could use in the event the Company’s stock price increases.

The above table assumes that Auctus purchases the maximum amount of registrable Shares in this registration statement.

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PLAN OF DISTRIBUTION

This prospectus relates to the resale of up to 128,927,716 Shares issued pursuant to the Equity Agreement held by the Selling Security Holder.

The Selling Security Holder may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  The Selling Security Holder may use any one or more of the following methods when selling shares:

·	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

·	block trades in which the broker-dealer will sell the shares as agent;

·	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

·	privately negotiated transactions;

·	broker-dealers may agree with the Selling Stock Holder to sell a specified number of such shares at a stipulated price per share;

·	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

·	a combination of any such methods of sale; or

·	any other method permitted pursuant to applicable law.

The Selling Security Holder is an underwriter. Pursuant to the terms of the Equity Agreement, the Selling Security Holder may not engage in any short sizes of the Company’s common stock or other hedging activities. The Selling Security Holder may sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for itself or its customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that the Selling Security Holder will attempt to sell shares of the Company’s common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The Selling Security Holder cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the Selling Security Holder. In addition, any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus are “underwriters” as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the Selling Security Holder. The Selling Security Holder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The Selling Security Holder may from time to time pledge or grant a security interest in some or all of the shares of our common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgee or secured parties may offer and sell such the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or any other applicable provision of the Securities Act amending the list of selling security holders to include the pledgee or transferee as selling security holders under this prospectus.

The Selling Security Holder also may transfer the shares of common stock in other circumstances, in which case the transferees or pledgees will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling security holders to include the pledgee or transferee as selling security holders under this prospectus.

We are required to pay all fees and expenses incident to the registration of the shares of common stock.  Otherwise, all discounts, commissions or fees incurred in connection with the sale of our common stock offered hereby will be paid by the Selling Security Holder.

The Selling Security Holder acquired the securities offered hereby in the ordinary course of business and has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by the Selling Security Holder.  We will file a supplement to this prospectus if the Selling Security Holder enters into a material arrangement with a broker-dealer for sale of common stock being registered.  If the Selling Security Holder uses this prospectus for any sale of the shares of common stock, it will be subject to the prospectus delivery requirements of the Securities Act.

Pursuant to a requirement by the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our common stock and activities of the Selling Security Holder.  The Selling Security Holder will act independently of us in making decisions with respect to the timing, manner and size of each sale.

Auctus is an “underwriter” within the meaning of the Securities Act in connection with the sale of our common stock under the Equity Agreement. As further consideration for Auctus entering into and structuring the equity facility, the Company shall pay to Auctus (i) five percent (5%) of the Advance request specified in each drawdown notice; (ii) a non-refundable origination fee equal to $7,500; and (iii) the Commitment Shares.

We will pay all expenses incident to the registration, offering and sale of the shares of our common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. If any of these other expenses exists, we expect Auctus to pay these expenses. We have agreed to indemnify Auctus and its controlling persons against certain liabilities, including liabilities under the Securities Act.  We estimate that the expenses of the offering to be borne by us will be approximately $38,000. We will not receive any proceeds from the resale of any of the shares of our common stock by Auctus. We may, however, receive proceeds from the sale of our common stock under the Equity Agreement. Neither the Equity Agreement nor any rights of the parties under the Equity Agreement may be assigned or delegated to any other person.

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DESCRIPTION OF SECURITIES TO BE REGISTERED

This prospectus includes 128,927,716 Shares of our common stock offered by the Selling Security Holder. The following description of our common stock is only a summary. You should also refer to our certificate of incorporation and bylaws, which have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

The Company is authorized to issue 1,000,000,000 shares of $0.001 par value common stock, and 50,000,000 shares of preferred stock, $0.001 par value. As of June 14, 2012, the Company had 502,605,319 shares of common stock outstanding and 923,618 preferred stock outstanding.

Common Stock

As of June 14, 2012, we had 502,605,319 shares of common stock outstanding. The shares of our common stock presently outstanding, and any shares of our common stock issues upon exercise of stock options and/or warrants, will be fully paid and non-assessable. Each holder of common stock is entitled to one vote for each share owned on all matters voted upon by shareholders, and a majority vote is required for all actions to be taken by shareholders. In the event we liquidate, dissolve or wind-up our operations, the holders of the common stock are entitled to share equally and ratably in our assets, if any, remaining after the payment of all our debts and liabilities and the liquidation preference of any shares of preferred stock that may then be outstanding. The common stock has no preemptive rights, no cumulative voting rights, and no redemption, sinking fund, or conversion provisions. Since the holders of common stock do not have cumulative voting rights, holders of more than 50% of the outstanding shares can elect all of our Directors, and the holders of the remaining shares by themselves cannot elect any Directors. Holders of common stock are entitled to receive dividends, if and when declared by the Board of Directors, out of funds legally available for such purpose, subject to the dividend and liquidation rights of any preferred stock that may then be outstanding.

Voting Rights

Each holder of Common Stock is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders.

Dividends

Subject to preferences that may be applicable to any then-outstanding shares of Preferred Stock, if any, and any other restrictions, holders of Common Stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the Company’s board of directors out of legally available funds. The Company and its predecessors have not declared any dividends in the past. Further, the Company does not presently contemplate that there will be any future payment of any dividends on Common Stock.

Anti-Takeover Provisions

Our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws contain provisions that may make it more difficult for a third party to acquire or may discourage acquisition bids for us. Our Board of Directors may, without action of our stockholders, issue authorized but unissued common stock and preferred stock. The issuance of additional shares to certain persons allied with our management could have the effect of making it more difficult to remove our current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. The existence of unissued preferred stock may enable the Board of Directors, without further action by the stockholders, to issue such stock to persons friendly to current management or to issue such stock with terms that could render more difficult or discourage an attempt to obtain control of us, thereby protecting the continuity of our management. Our shares of preferred stock could therefore be issued quickly with terms that could delay, defer, or prevent a change in control of us, or make removal of management more difficult.

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DESCRIPTION OF BUSINESS

BACKGROUND

AquaLiv Technologies, Inc (ALTI) was formed under the laws of the State of Nevada on April 11, 2006 originally under the name of Infrared Systems International (ISI) as a wholly-owned subsidiary of CSBI (then known as Advance Technologies, Inc.) to pursue a narrowly defined business objective called infrared security systems.

On July 11, 2007, CSBI acquired American SXAN Biotech, Inc. a Delaware Corporation doing business exclusively in the People's Republic of China under a registered capital corporation, Tieli XiaoXingAnling Forest Frog Breeding Co, Ltd. As a result of the acquisition, the stockholders of American SXAN Biotech, Inc. acquired control of CSBI.

Pursuant to one of the terms of the acquisition, all of the assets and liabilities of CSBI as of the date of the acquisition were transferred into ISI. From that time and until June 22, 2011, ISI had conducted not only the infrared security systems development for which it was formed but also the other prior activities of CSBI.

In March 2010, ISI transferred all of the assets and liabilities of ISI into a newly created wholly-owned subsidiary, Infrared Applications, Inc. (IAI).   IAI continued to operate the previous business of ISI under this newly created company until June 22, 2011, when, in accordance with a Management and Distribution Agreement dated March 24, 2010, all of the outstanding stock of IAI was transferred to Gary Ball, the former CEO. Subsequent to this event, Ball shall be responsible to make, if any, a Subsidiary Stock Distribution to the Company’s shareholders of record as of March 23, 2010.

On April 12, 2010, the company sold a majority interest in its common stock to Take Flight Equities, Inc (TFE). As part of the agreement, a change in control took place and William Wright was appointed CEO of the company.  Also included in the agreement were provisions for the future distribution of the IAI assets to the ISI shareholders of record on March 23, 2010 within 15 months of the agreement (which was completed on June 22, 2011).

On April 19, 2010, the company purchased 100% of the outstanding common stock of Focus Systems, Inc. (Focus) from ProPalms, Inc.  Focus is held and operated as a wholly-owned subsidiary of the company. Focus was formed in August of 2007 as a technology company providing remote desktop – cloud computing – services and Voice over Internet Protocol (VoIP) phone services to small and mid-sized businesses.  For the calendar year 2008, Focus operated a regional Internet Service Provider (ISP) business under a management agreement with a third party.

 On December 16, 2010 the company purchased a 50% interest in AquaLiv, Inc. We have concluded, pursuant to the guidance in FASB ASC 810-10-25-38 (previously FIN 46R) that AquaLiv, Inc. is a Variable Interest Entity, that we are the primary beneficiary with a controlling financial interest in AquaLiv, Inc. and we are required to consolidate its financials accordingly. The remaining 50% non-controlling interest is owned by Craig Hoffman, AquaLiv, Inc’s President and CEO. AquaLiv, Inc. is a life sciences research and development company creating novel products for numerous industries. The company's technology alters the behavior of organisms, including plants and humans, without chemical interaction. From increased crop yields to drug-free medicine, AquaLiv is providing innovative, ingredient-free solutions to the world's largest problems.

On June 22, 2011, in accordance with Management and Distribution Agreement (“Agreement”) dated March 24, 2010, we completed the distribution of substantially all of the assets of Infrared Applications, Inc. (“IAI”), a Texas corporation. All of the outstanding stock of IAI has been transferred to Gary Ball (“Ball”) in accordance with the Agreement. Subsequent to this event, Ball shall be responsible to make, if any, a Subsidiary Stock Distribution to the Company’s shareholders of record as of March 23, 2010, upon the earlier of the foregoing occurrence: (i) the net proceeds from the sale of substantially all of the assets of IAI or (ii) Ball elects to make a Subsidiary Stock Distribution. Any cost incurred in connection with a Subsidiary Distribution shall be the responsibility of Ball. There is no certainty as to when or if a Subsidiary Stock Distribution will occur.

On September 6, 2011, the company filed its Articles of Amendment with the State of Nevada to effect a name change to AquaLiv Technologies, Inc. and to increase its authorized common shares to 1,000,000,000. FINRA declared the corporate action effective on September 19, 2011. The name change was effected to more closely align the name with the future direction of the company.

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AQUALIV, INC.

Our research has revealed that all substances have an inherent information signature. Biological systems naturally understand this information and respond to it. While science has not previously detected this powerful aspect of our natural world, AquaLiv's technology can already record, catalog, and mix this bioinformation into unique composites. These composites are designed for specific applications and then programmed into water for delivery to biological systems.

With direct applications in the industries of water purification, environmental science, agriculture, animal husbandry, personal use products, and medicine, AquaLiv is poised to provide innovative ingredient-free solutions to the world's problems. Revenues generated from AquaLiv, Inc. products for fiscal year ended September 30, 2011 were $446,085.

AquaLiv Water System

The AquaLiv water system addresses every aspect of water to make it whole and full of vital nutrients. The system requires no electicity, is eco-friendly, removes most impurities (including harmful sodium fluoride), and creates a healthful and stable alkaline pH.  Users of the AquaLiv Water System have reported stabilized blood sugar, improvements in both high and low blood pressure, reduced allergy symptoms, less headaches, better digestion, and healthy glowing skin. Some diabetics have even reported that AquaLiv helped them decrease their insulin requirements.

Infotone Face Mist

Infotone Face Mist contains a non-toxic and 100% natural mineral clay ceramic ball that features AquaLiv’s BioT™ Bioinformation Technology.   This revolutionary technology turns regular water into a powerful tonic that when misted over the face encourages optimal hydration and clear, youthful, glowing skin. Researchers observed improved hydration, suppleness, firmness, and texture and reduced dryness, oxidation, wrinkles, skin pigmentation, and blemishes.  Infotone Face Mist stands apart from other facial water misters because it isn’t just a typical water mister.  In fact, no other water mister on the market today utilizes AquaLiv’s BioT™ Bioinformation Technology. Infotone is the first cosmetic of its kind.

AgSmart™ Rice

AgSmart™ Rice has demonstrated over 100% crop yield increase over test control yield (same seeds, same practices, adjacent parcel) while decreasing duration before harvest by one month. It is also more resistant to pests, disease, and storms. All AgSmart™ products are 100% natural and organic standards compliant. Based on our experience, we do not expect all farms to achieve a 100% yield increase, but rather a 30-60% increase will be average.

NatuRx™ Medication Alternatives

Based on AquaLiv's BioT™ Bioinformation Technology, NatuRx™ formulations utilize novel wave-based information composites in lieu of active-molecules for treatment. Physics-based medicine, not chemistry. NatuRx™ formulations are non-toxic and have no contraindications. NatuRx™ formulations are in development and not yet available to the general public.

COMPETITION

AquaLiv’s AgSmart™ can be used in conjunction with other technologies, e.g. hybridization, agrochemicals, and/or GMOs, while delivering its yield increases and other benefits. For this reason, other technologies currently available in agriculture do not compete directly with AgSmart™. This statement is particularly true in the case of organic production methods that forbid the use of agrochemicals or GMOs. Other competition comes directly from pharmaceutical and biotech companies providing traditional active-molecule based treatments. In order to compete against traditional treatments for specific conditions, we will need to deliver better results, fewer side effects, a lower toxicity, and/or a lower cost. Our early studies and observed results indicated this to be possible on all accounts.

FOCUS SYSTEMS

Remote Desktop and Cloud Computing

A remote device runs the client software that implements the chosen protocol(s) and allows the user to access an entire desktop environment that is being projected from a remote server or group of servers. Although the remote device may be a personal computer running an agent, the remote device, some times called a “Thin Client,” does not need to have a large amount of memory or storage. In fact, it may offer no local storage at all. The remote device does not need to be based upon the same hardware architecture or operating system as used by the remote servers. It is quite possible for a small, hand held device based upon an X-scale processor running some embedded operating system to display Linux, Windows, UNIX or even Z/OS applications.

The Company believes that there are inherent benefits of operating in a completely portable desktop office environment. Remote desktop users can access their same computer desktop from the office, at home, a mobile device, or virtually anywhere in the world. Access to central data and shared recourses will increase productivity and reduce cost for businesses.  The remote environment is controlled, managed and updated by the Company from a centralized location, further reducing operating costs for its customers. Revenues generated from remote desktop and other services for fiscal year ending September 30, 2011 were $31,094.

VOIP Phone Service

VoIP phone service is a method for taking analog audio signals (similar to the kind you hear when you talk on the phone) and turning them into digital data that can be transmitted over the Internet. This allows VoIP service to replace traditional landline service for business and residential customers.  Since VoIP phone service is digital, companies can run both data and voice over the same network infrastructure greatly reducing costs.  This reduction in cost is experienced in both the initial start up phase, as well as the ongoing maintenance and services fees associated with phone service.  Company management believes that the trend away from traditional phone service to digital VoIP services will continue to grow.   Revenues generated from VoIP services for the fiscal year ending September 30, 2011 were $12,991.

COMPETITION

The remote desktop and cloud computing environment is still relatively in its infancy.  While the advent of computers saw large uses of thin client applications, the PC age saw companies bringing servers and applications both in-house and distributed to the desktops.  Today, as companies struggle with IT cost and look for ways to reduce overhead and speed up deliver of changing software, they are beginning to look again at outsourcing of their IT and utilize the expanding power of cloud computing.  There are several large service providers servicing the commercial market, such as IBM, Hewlett Packard, VMware, and a number of others. They are betting big on this trend and will capture a large segment of the market related to large business.  However, providers of the service to small business have yet to make a large mark in the market space. Buying decisions with small business remain more local, and with the consolidation of the ISP market over recent years, there are less IT businesses in these communities to roll out and support this type of initiative.

VoIP competition is a bit fiercer when it comes to the residential market. Companies such as Vonage and Magic Jack (heavy marketer in the residential market) have made great inroads into the homes of Americans and those abroad.  However, when it comes to small businesses making decisions, they have been less eager (either due to familiarity or lack of knowledge) to move away from the traditional Telco provider and utilize VoIP.  The trend towards a VoIP solution is inevitable as companies continue to consolidate their IT solutions and take advantage of cost savings initiatives, both for initial capital outlay as well as ongoing monthly cost.  Focus is poised to take advantage of the technology decisions that these small business will make in the coming years, either as a provider of remote desktop solutions, VoIP, or both.

EMPLOYEES

We have four (4) current employees between the Company and its subsidiaries, with William Wright being the sole employee at AquaLiv Technologies, Inc. Additional work is performed by subcontractors.

EXPENSES

We estimate that we will require between $100,000 and $150,000 over the next twelve months in order to maintain operations.

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DESCRIPTION OF PROPERTY

We currently rent an office space, on a month to month basis, for corporate purposes and pay rent of $1,000 per month for the use of the space. We own no real estate nor have plans to acquire any real estate.

LEGAL PROCEEDINGS

We are currently not involved in any litigation that we believe could have a material adverse effect on our financial condition or results of operations.  There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our company or any of our subsidiaries, threatened against or affecting our company, our common stock, any of our subsidiaries or of our companies or our subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Some of the statements contained in this prospectus that are not historical facts are “forward-looking statements” which can be identified by the use of terminology such as “estimates,” “projects,” “plans,” “believes,” “expects,” “anticipates,” “intends,” or the negative or other variations, or by discussions of strategy that involve risks and uncertainties.  We urge you to be cautious of the forward-looking statements, that such statements, which are contained in this prospectus, reflect our current beliefs with respect to future events and involve known and unknown risks, uncertainties and other factors affecting our operations, market growth, services, products and licenses. No assurances can be given regarding the achievement of future results, as actual results may differ materially as a result of the risks we face, and actual events may differ from the assumptions underlying the statements that have been made regarding anticipated events.  All written and oral forward-looking statements made are attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.  Given the uncertainties that surround such statements, you are cautioned not to place undue reliance on such forward-looking statements.

Overview

Our research has revealed that all substances have an inherent information signature. Biological systems naturally understand this information and respond to it. While science has not previously detected this powerful aspect of our natural world, AquaLiv’s technology can already record, catalog, and mix this bioinformation into unique composites. These composites are designed for specific applications and then programmed into water for delivery to biological systems.

With direct applications in the industries of water purification, environmental science, agriculture, animal husbandry, personal use products, and medicine, AquaLiv is poised to provide innovative ingredient-free solutions to the world’s problems.

AquaLiv Water System

The AquaLiv water system addresses every aspect of water to make it whole and full of vital nutrients. The system requires no electricity, is eco-friendly, removes most impurities (including harmful sodium fluoride), and creates a healthful and stable alkaline pH. Users of the AquaLiv Water System have reported stabilized blood sugar, improvements in both high and low blood pressure, reduced allergy symptoms, less headaches, better digestion, and healthy glowing skin. Some diabetics have even reported that AquaLiv helped them decrease their insulin requirements.

Infotone Face Mist

Infotone Face Mist contains a non-toxic and 100% natural mineral clay ceramic ball that features AquaLiv’s BioT™ Bioinformation Technology. This revolutionary technology turns regular water into a powerful tonic that when misted over the face encourages optimal hydration and clear, youthful, glowing skin. Researchers observed improved hydration, suppleness, firmness, and texture and reduced dryness, oxidation, wrinkles, skin pigmentation, and blemishes. Infotone Face Mist stands apart from other facial water misters because it isn’t just a typical water mister. In fact, no other water mister on the market today utilizes AquaLiv’s BioT™ Bioinformation Technology. Infotone is the first cosmetic of its kind.

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AgSmart™ Rice

AgSmart™ Rice has demonstrated over 100% crop yield increase over test control yield (same seeds, same practices, adjacent parcel) while decreasing duration before harvest by one month. It is also more resistant to pests, disease, and storms. All AgSmart™ products are 100% natural and organic standards compliant. Based on our experience, we do not expect all farms to achieve a 100% yield increase, but rather a 30-60% increase will be average.

NatuRx™ Medication Alternatives

Based on AquaLiv’s BioT™ Bioinformation Technology, NatuRx™ formulations utilize novel wave-based information composites in lieu of active-molecules for treatment. Physics-based medicine, not chemistry. NatuRx™ formulations are non-toxic and have no contraindications. NatuRx™ formulations are in development and not yet available to the general public.

Focus Systems, Inc.

Remote Desktop and Cloud Computing

A remote device runs the client software that implements the chosen protocol(s) and allows the user to access an entire desktop environment that is being projected from a remote server or group of servers. Although the remote device may be a personal computer running an agent, the remote device, sometimes called a “Thin Client,” does not need to have a large amount of memory or storage. In fact, it may offer no local storage at all. The remote device does not need to be based upon the same hardware architecture or operating system as used by the remote servers. It is quite possible for a small, hand held device based upon an X-scale processor running some embedded operating system to display Linux, Windows, UNIX or even Z/OS applications.

The Company believes that there are inherent benefits of operating in a completely portable desktop office environment. Remote desktop users can access their same computer desktop from the office, at home, a mobile device, or virtually anywhere in the world. Access to central data and shared recourses will increase productivity and reduce cost for businesses. The remote environment is controlled, managed and updated by the Company from a centralized location, further reducing operating costs for its customers.

VOIP Phone Service

VoIP phone service is a method for taking analog audio signals (similar to the kind you hear when you talk on the phone) and turning them into digital data that can be transmitted over the Internet. This allows VoIP service to replace traditional landline service for business and residential customers. Since VoIP phone service is digital, companies can run both data and voice over the same network infrastructure greatly reducing costs. This reduction in cost is experienced in both the initial start-up phase, as well as the ongoing maintenance and services fees associated with phone service. Company management believes that the trend away from traditional phone service to digital VoIP services will continue to grow.

Plan of Operation

Recent advancements in AquaLiv’s technology uncovered a new field of biological information science. With direct applications in the industries of water purification, environmental science, agriculture, animal husbandry, personal use products, and medicine, AquaLiv is ready to expand its innovative product offering. While the economy has slowed in recent years, recent sales campaigns have produced positive results for AquaLiv.

The technology industry, especially as it applies to the small business sector, has slowed drastically during the recession. New service orders for both remote desktop and VoIP products have been slow since acquisition. Management is working on increasing exposure for its remote desktop product and is working to expand its VoIP phone service from the small business market into the residential market as well. Additionally, management is investigating possible acquisitions that would be accretive to the core business and enable the growth of its revenues both locally and abroad.

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Results of Operations

For the Three and Six Months Ended March 31, 2012 Compared with the Three and Six Months Ended March 31, 2011

Revenues

The revenues for the three months ending March 31, 2012 were $124,448 as compared to $159,018 in the quarter ending March 31, 2011. Revenues were $264,168 for the six months ended March 31, 2012, as compared to $302,628 for the six months ended March 31, 2011.  Sales revenue comprised of 94.1% and 93.2% of our revenue for the three and six months ending March 31, 2012, respectively, compared to the same three and six month periods in 2011, where sales revenue accounted for 75.4% and 77.4% of overall revenue, respectively. Service revenue accounted for 5.9% and 6.8% of our revenues for the three and six months ending March 31, 2012, respectively, compared to the same three and six month periods in 2011, where service revenue accounted for 6.4% and 7.3% of overall revenue, respectively. The Company stopped receiving royalty revenue on June 22, 2011 in conjunction with the distribution of Infrared Applications, Inc., therefore, royalty revenues were $0 for the three and six months ended March 31, 2012, compared to $28,800 and $46,400 for the three and six months ended March 31, 2011, respectively. Royalty revenue accounted for 0% of revenues for the three and six months ended March 31, 2012, compared to the same three and six month periods in 2011, where royalty revenue accounted for 18.1% and 15.3 of overall revenue, respectively. Revenue recognition is accounted for as follow: Sales revenue is billed, paid, and shipped in the same period each month; Service revenue is billed in advance on the first day of the month that service is rendered; and royalty revenue is recorded as earned in the month it is received.

Cost of Goods Sold

Cost of goods sold for the three and six months ending March 31, 2012 were $38,138 (30.6% of total revenues) and $71,809 (27.2% of total revenues), respectively, compared to $59,522 (37.4% of total revenues) and $106,046 (35% of total revenues), respectively, for the same three and six month periods ending March 31, 2011. The improvement in cost of goods sold is associated with outsourcing changes made to operations related to Focus Systems.

Operating Expenses

Operating expenses for the three months ending March 31, 2012 were $198,933 as compared to $187,994 for the quarter ending March 31, 2011. The increase of $12,602 in consulting fees, increase of $5,970 in management fees, increase of $19,200 in payroll expense, decrease of $2,028 in professional fees, increase of $4,595 in research and development, increase of $8,160 in travel expense, and decrease of $28,369 in general and administrative fees is due in part to the increased costs of running the businesses compared to the quarter ending March 31, 2011. The operation expenses for the six months ending March 31, 2012, were $383,842 as compared to $655,192 for the six months ending March 31, 2011. The increase of $8,357 in consulting fees, increase of $15,080 in management fees, increase of $38,211 in payroll expense, decrease of $21,603 in professional fees, decrease of $6,110 in research and development, increase of $9,947 in travel expense, and increase of $252 in general and administrative fees is due in part to the increased costs of running the businesses compared to the six months ending March 31, 2011. The decrease of $315,484 in loss on goodwill impairment, AquaLiv, was due to the one time write down of goodwill attributed to the acquisition of that business during the six months ending March 31, 2011.  The Company expects operating expenses to remain higher that previously comparable periods as the Company expands its services.

Other Income and Expense

Interest expense for the three months ended March 31, 2012 was $20,917 as compared to $3,767 for the three months ended March 31, 2011, and was $42,386 for the six months ended March 31, 2012 as compared to $6,344 for the six months ended March 31, 2011. The increase in interest expense is due to an increase in loss on derivative liability.

Net (Loss) Before Provision for Income Taxes

The net loss for the three months ended March 31, 2012 was $124,626 as compared to $62,723 for the three months ended March 31, 2011.  The increase in net loss is attributed to the increase in our operating expenses due to the subsidiary changes and business additions to the Company. The net loss for the six months ended March 31, 2012 was $203,170 as compared to $437,947 for the six months ended March 31, 2011.  The one time write off of goodwill attributed to the AquaLiv acquisition during the six months ended March 31, 2011 accounted for the decrease in net loss between then and the same period ending March 31, 2012. Had that one time event not occurred, the company would have reported an increase in our operating expenses for the six months ended March 31, 2012, as compared to the six months ended March 31, 2011. The increase in normal operating expenses is due to the subsidiary changes and business additions to the Company.

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For the Fiscal Year Ended September 30, 2011 Compared with the Fiscal Year Ended September 30, 2010

Revenues

Revenues were approximately $590,138 for the fiscal year ended September 30, 2011 as compared to approximately $139,298 for the prior fiscal year. Revenue was comprised of sales revenue, service revenue, and royalty revenue (stopped receiving June 22, 2011).  Sales revenue for the fiscal year ended September 30, 2011 and 2010 amounted to $446,053 and $0, respectively. Sales revenue accounted for 76% of the revenue for the fiscal year ended September 30, 2011 and 0% of the revenue for the prior fiscal year.  Service revenue amounted to $44,085 for the fiscal year ended September 30, 2011 compared to $30,108 for the fiscal year ended September 30, 2010. Service revenue accounted for 7% of the total revenue, for the fiscal year ended September 30, 2011, and 22% for the fiscal year ended September 30, 2010. Royalty revenue for the fiscal year ended September 30, 2011 and 2010 amounted to $100,000 and $109,190, respectively. Royalty revenue accounted for 17% of the revenue for the fiscal year ended September 30, 2011(stopped receiving June 22, 2011) and 78% of the revenue for the fiscal year ended September 30, 2010.  The increase in total revenue was due to the acquisition of AquaLiv, Inc. in December 2010.  The decrease in revenues related to royalty revenue is a reflection of the distribution of the assets of Infrared Applications, Inc. on June 22, 2011, as which time company ceased recognizing royalty revenue.

Cost of Sales

Cost of sales for the fiscal year ended September 30, 2011 was $193,430 as compared to $5,834 for the prior fiscal year, a result of the cost of goods used in the production and delivery of products by AquaLiv, Inc.

Selling, General and Administrative Expenses

Operating expense for the fiscal year ended September 30, 2011 was $1,020,310 as compared to $1,138,018 for the prior fiscal year, a decrease of 10.3%. The decrease was due to the elimination of several onetime expenses from the prior fiscal year, including loss on goodwill impairment for Focus Systems of $583,301, a result of the company fully impairing the goodwill received in the Focus Systems acquisition in the prior fiscal year; loss on goodwill impairment of Infrared Applications, Inc. of 34,970, which included the full impairment of patent cost during the prior fiscal year; and loss on impairment of note receivable in the amount of $170,000, which included the impairment of the full amount of the note receivable that defaulted during the prior fiscal year. Additionally, consulting fees decreased from $72,361 in 2010 to $60,819 in 2011, a decrease of 16%, and a result of the company continuing to utilize outside vendors to perform services for us. Professional fees decreased from $93,302 in 2010 to $88,683 in 2011, a decrease of 5%, attributed to the decrease in legal fees during the fiscal year. The reductions in operating expenses were offset by increases in several areas, including and increase in management fees from $55,802 in 2010 to $105,900 in 2011, an increase of 90%, and a result of fees paid to our acting President and one of our subsidiaries President throughout the fiscal year. Payroll expense increased from $126 in 2010 to $127,455 in 2011, attributed to the employees acquired in with the acquisition of AquaLiv, Inc. Research and development increased from $595 in 2010 to $9,936 in 2011, a result of our increased research work on AquaLiv, Inc. technologies during the fiscal year. Travel, meals, and entertainment increased from $5,070 in 2010, to $20,333 in 2011, a 301% increase and a result of management’s need to travel to meetings throughout the fiscal year. Other general and administrative increased from $122,509 in 2010 to $287,412, an increase of 135%, and primarily attributed to an increase in utilities, rent, and taxes associated with the AquaLiv, Inc. acquisition. There was a onetime loss on goodwill impairment associated with the AquaLiv, Inc. acquisition in the amount of $315,484, a result of the company fully impairing the goodwill received in the AquaLiv, Inc. acquisition.

Other Income and Expense

For the fiscal year ended September 30, 2011, the expense was $17,352 compared to $4,050 for the prior fiscal year, an increase of 328%. The increase in expense resulted from a gain of $19,400 due to the recapture of prior loss impairment of a note receivable; a gain of $74,353 due to the distribution of Infrared Applications, Inc.; a loss of $61,111 due to the account of a derivative liability; and an increase in interest from $4,050 in 2010 to $15,290 in 2011 due to the increase in corporate debt.

Net (Loss) Before Provision for Income Taxes

The net loss for the fiscal year ended September 30, 2011 was $606,250 versus $1,008,604 for the prior fiscal year. The decrease in the loss of $402,354 was due to a large net decrease in one time impairment losses totaling $788,271. The decreases to expenses were primarily offset by a onetime increase of $315,484 from loss on goodwill impairment of AquaLiv, Inc., and net increases in management fees of $50,098, payroll expenses of $127,329, and other general and administrative expenses of $164,903.

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Liquidity and Capital Resources

Operating expenses for the six months ended March 31, 2012 and 2011, was $383,842 and $655,192, respectively. The net loss for the six months ended March 31, 2012 and 2011, was $(203,170) and $(437,947), respectively.

As of June 14, 2012, the Company did not have and continues to not have sufficient cash on hand to pay present obligations as they become due. In addition, due to current economic conditions and the Company’s related risks and uncertainties, there is no assurance that we will be able to raise additional capital on acceptable terms, if at all, to meet our current obligation over the next 12 months. Because of the foregoing, the Company’s auditors have expressed substantial doubt about our ability to continue as a going concern.

If we obtain additional funds by selling any of our equity securities or by issuing common stock to pay current or future obligations, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution, or the equity securities may have rights preferences or privileges senior to the common stock. If adequate funds are not available to us on satisfactory terms, we may be required to cease operating or otherwise modify our business strategy. Our estimated working capital requirement for the next 12 months is $500,000, with an estimated burn rate of $35,000 per month.

On April 27, 2012, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with TCA Global Credit Master Fund, LP, a Cayman Islands limited partnership (“TCA”), pursuant to which TCA purchased from the Company a two hundred thousand dollar ($200,000) senior secured redeemable debenture (the “Debenture”). The maturity date of the Debenture is April 24, 2013, subject to adjustment (the “Maturity Date”). The Debenture bears interest at a rate of twelve percent (12%) per annum.

Further, on April 27, 2012, the Company entered into an Equity Facility Agreement (the “Equity Agreement”) with Auctus Private Equity Fund, LLC, a Massachusetts corporation (“Auctus”). Pursuant to the terms of the Equity Agreement, for a period of twenty-four (24) months commencing on the date of effectiveness of the a registration statement, Auctus has committed to purchase up to $3,500,000 of the Company’s common stock, par value $0.001 per share.

The Company expects the current resources from the Debenture, as well as the resources available from the Equity Agreement once the registration statement is declared effective, will be sufficient for a period of approximately 24 months, depending upon certain funding conditions contained herein, unless significant additional financing is received. Management has determined that general expenditures must be reduced and additional capital will be required in the form of equity or debt securities. In addition, if we cannot raise additional short term capital we will be forced to continue to further accrue liabilities due to our limited cash reserves. There are no assurances that management will be able to raise capital on terms acceptable to the Company. If we are unable to obtain sufficient amounts of additional capital, we may be required to reduce the scope of our planned development, which could harm our business, financial condition and operating results. If we obtain additional funds by selling any of our equity securities or by issuing common stock to pay current or future obligations, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution, or the equity securities may have rights preferences or privileges senior to the common stock. If adequate funds are not available to us when needed on satisfactory terms, we may be required to cease operating or otherwise modify our business strategy.

Going Concern

We have limited working capital and limited revenues from sales of products, services, or licensing. During the three months ended March 31, 2012, our operating expenses continued to be greater than our revenues. These factors have caused our accountants to express substantial doubt about our ability to continue as a going concern. The accompanying financial statements do not include any adjustment that might be necessary if we are unable to continue as a going concern.

Our ability to continue as a going concern has caused the Board of Directors to continue to look for sources of investment capital, and investigate merger and acquisition opportunities. We will look to further diversify our holdings and sources of cash flow.

Off-Balance Sheet Arrangements

There are no off-balance sheet arrangements.

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MARKET PRICE OF AND DIVIDENDS ON REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

(a) Market Information

Our common stock is currently quoted on the OTCBB under the symbol “AQLV.OB.” There is a limited trading market for our common stock. The following table sets forth the range of high and low bid quotations for each quarter since September 30, 2010. These quotations as reported by the OTCBB reflect inter-dealer prices without retail mark-up, mark-down, or commissions and may not necessarily represent actual transactions.

Quarter Ending	High	Low

September 30, 2010	$0.0200	$0.0010

December 31, 2010	$0.0180	$0.0022

March, 31, 2011	$0.0128	$0.0030

June 30, 2011	$0.0160	$0.0027

September 30, 2011	$0.0070	$0.0028

December 21, 2011	$0.0055	$0.0050

March 31, 2012	$0.0059	$0.0051

(b) Holders

As of June 14, 2012, a total of 502,605,319 shares of the Company’s common stock are currently outstanding held by approximately 1,371 shareholders of record.

(c) Dividends

We have not declared or paid any dividends on our common stock and intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not anticipate paying dividends on our common stock for the foreseeable future. There are no restrictions on our present ability to pay dividends to stockholders of our common stock, other than those prescribed by Nevada law.

(d) Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information as of September 30, 2011, with respect to the shares of the Company's common stock that may be issued under the Company's existing equity compensation plan, “2010 Incentive Compensation Plan”.

	A	B		C
PLAN CATEGORY
	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCUSE OF OUTSTANDING OPTIONS	WEIGHTED AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS		NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING COLUMN A)
Equity Compensation Plans Not Approved by Stockholders (1)	0	N/A	15,000,000

Total	0	$	N/A	15,000,000

(1) Consists of the 2010 Incentive Compensation Plan filed on Form S-8, July 9, 2010.

Rule 10B-18 Transactions

During the years ended September 30, 2011, there were no repurchases of the Company’s common stock by the Company.

(26)

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON

ACCOUNTING AND FINANCIAL DISCLOSURE

We have no changes in and/or disagreements with our accountants on accounting and financial disclosure.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The following table and biographical summaries set forth information, including principal occupation and business experience, about our directors and executive officers as of June 14, 2012. There is no familial relationship between or among the nominees, directors or executive officers of the Company.

NAME	AGE	POSITION WITH THE COMPANY	DIRECTOR SINCE

William M. Wright	47	Chairman, Chief Executive Officer, Chief Financial Officer, Secretary	2010

Tracy D. Bushnell	46	Director	2010

Each director serves until his or her successor is elected. There are no arrangements or understandings between any director and any other person pursuant to which he or she was selected as a director or nominee.

Each officer serves until he or she is replaced by the Board of Directors. There are no arrangements or understandings between any officer of the Company and any other person pursuant to which he or she was selected as an officer.

WILLIAM M. WRIGHT has been AquaLiv Technologies, Inc.’s Chief Executive Officer, President, Secretary-Treasurer, and a director since April 2010. Mr. Wright   has been the President and CEO of Focus Systems, Inc., a Washington corporation, since its formation in 2008.  Focus Systems, Inc. provides Desktop Virtualization which can perform all of the networking functions that can be utilized on standard in-house networks at a fraction of costs, and also Voice over Internet Protocol phone service to its customer base.  From July 2006 to July 2007, Mr. Wright was the Chief Operating Officer and a Director of Gottaplay Interactive, Inc., a Nevada corporation involved in the internet connectivity business and the video game subscription and rental business. Mr. Wright has over 20 years of experience and knowledge in financial management and business operations. His experience includes the start up of DONOBi, Inc., an internet Service Provider that specialized in the acquisition and rollup of numerous rural service providers, and the eventual taking of the company public in 2004. Mr. Wright served as both Chief Executive Officer and Chairman of the Board during his six year tenure with DONOBi, leading to the merger with Gottaplay in 2006. Prior to his work in the technology field, Mr. Wright was a Real Estate Broker in both California and Washington, and including the position of President and minority owner of a local property management company. Mr. Wright received his Bachelors of Science in Business Administration with an emphasis in Financial Services from San Diego State University.

TRACY D. BUSHNELL has been a director of AquaLiv Technologies, Inc. since April 2010.  Mr. Bushnell is the President of Trak Management Group, Inc., a construction consulting firm in the state of Washington.  Previous to that, Mr. Bushnell was the President and Chief Executive Officer of the Bushnell Group, which provided construction related services and consulting services, for the previous nine years.

DIRECTOR INDEPENDENCE

Our board of directors consists of William M. Wright and Tracy D. Bushnell. Mr. Bushnell is an "independent director" as such term is defined in Section 4200(a) (15) of the NASDAQ Marketplace Rules.

COMMITTEES OF THE BOARD OF DIRECTORS

Currently, we do not have any committees of the Board of Directors, and none are planned at this time. Our Board of Directors has determined that none of our directors is an audit committee financial expert.

INDEMNIFICATION AND LIMITATION ON LIABILITY OF DIRECTORS

Our Articles of Incorporation eliminate the liability of our directors for monetary damages to the fullest extent permissible under Nevada law. Under the Nevada Revised Statutes, director immunity from liability to a company or its stockholders for monetary liabilities applies automatically unless it is specifically limited by a company's Articles of Incorporation. Excepted from that immunity are: (a) a willful failure to deal fairly with the company or its stockholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director derived an improper personal profit; and (d) willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding, or part thereof, initiated by such person unless such indemnification: (a) is expressly required to be made by law, (b) the proceeding was authorized by our board of directors, (c) is provided by us, in our sole discretion, pursuant to the powers vested in us under Nevada law or (d) is required to be made pursuant to the bylaws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

CODE OF ETHICS

The Company does not have a written code of ethics applicable to its executive officers. The Board of Directors has not adopted a written code of ethics since the Company has only one officer who is also a director of the Company and due to the small size and limited funds of the Company.

FAMILY RELATIONSHIPS

There are no family relationships between any of our officers, directors or affiliates.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

To the best of our knowledge, during the past ten years, none of the following occurred, except as noted, with respect to a present or former director, executive officer, or employee: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time, except that Mr. Bushnell was the President of a construction company that filed for Chapter 7 bankruptcy during 2010; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Each of our officers and directors filed his report on Form 3 or Form 4 on a timely basis during the fiscal year ended September 30, 2011. There are no other known failures to file reports required by Section 16(a) of the Exchange Act.

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EXECUTIVE COMPENSATION

GENERAL

At the present time, we do not pay any compensation to our directors or officers, other than a management fee paid to our President and Chief Financial Officer, William M. Wright.  Mr. Wright is also a director, and participated in the deliberations of the Board in determining his executive officer compensation. There is no separate compensation committee of the Board. We anticipate that we will begin to compensate our directors at some time in the future. At the present time, no pension benefits are provided to an officer or director of the Company.

SUMMARY COMPENSATION TABLE

The following table sets forth compensation information for services rendered to us by certain executive officers in all capacities, other than as directors, during the last two fiscal years. No executive officer's salary and bonus exceeded $100,000 in any of the applicable years. The following information includes the dollar value of base salaries, bonus awards, the number of stock options granted, and certain other compensation, if any, whether paid or deferred.

NAME AND PRINCIPAL POSITION	FISCAL YEAR	SALARY		STOCK BONUS	NON-EQUITY INCENTIVE OPTION AWARDS	PLAN AWARDS	ALL OTHER COMPENSATION	COMPENSATION		TOTAL

Willian M. Wright, Chief Executive Officer (current)	2011	$0		0	0	0	0	$80,000	(1)	$80,000	(1)
	2010	$40,000	(2)	0	0	0	0	$30,000	(2)	$70,000	(1)(2)

Craig Hoffman President (AquaLiv,Inc.)	2011	$44,000		0	0	0	0	0		$44,000
	2010	32,954		0	0	0	0	0		$32,954

Alma Hoffman Vice President (AquaLiv, Inc.)	2011	$38,200		0	0	0	0	0		$38,000
	2010	$13,500		0	0	0	0	0		$13,500

(1) Consists of management fees paid as Chief Executive Officer of the Company.

(2) Consists of a salary received as President of Focus Systems, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

As indicated in the Summary Compensation Table, the only compensation paid to an officer is the salary and management fee payable to our current President and Treasurer, William M. Wright; the President of our subsidiary, AquaLiv, Inc., Craig Hoffman; and the Vice President of our subsidiary, AquaLiv, Inc., Alma Hoffman. The total salary and management fee paid to our officers, both immediately preceding their role as President of the Company, and subsequent to presiding over the Company, but in the capacity of President of one of our subsidiaries, was $162,200 in fiscal year 2011.

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EMPLOYMENT AGREEMENTS

We do not have a written employment agreement with William M. Wright, our sole executive officer.

EQUITY INCENTIVE PLAN

No stock options or similar instruments have been granted to any of our officers or directors.

LACK OF COMPENSATION COMMITTEE

We do not have a separate compensation committee due to the fact that there is currently only one employee of the Company and since no compensation currently is paid to directors of the Company. The entire Board of Directors participates in the consideration of executive officer and director compensation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

William M. Wright, the sole paid employee of the Company, also is a director of the Company, and participates in determining the amount of his compensation.

COMPENSATION COMMITTEE REPORT

The Board of Directors of the Company has reviewed and discussed the Compensation Discussion and Analysis provided above with management and, based on such review and discussions, has recommended that the Compensation Discussion and Analysis be included in this Annual Report on Form 10-K.

The members of the Board of Directors are:

William M. Wright

Tracy D. Bushnell

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of June 14, 2012, our authorized capitalization was 1,050,000,000 shares of capital stock, consisting of 1,000,000,000 shares of common stock, $0.001 par value per share and 50,000,000 shares of preferred stock, $0.001 par value per share. As of June 14, 2012, there were 502,605,319 shares of our common stock outstanding, all of which were fully paid, non-assessable and entitled to vote. Each share of our common stock entitles its holder to one vote on each matter submitted to the stockholders.

The following table sets forth, as of June 14, 2012, the number of shares of our common stock owned by (i) each person who is known by us to own of record or beneficially five percent (5%) or more of our outstanding shares, (ii) each of our directors, (iii) each of our executive officers and (iv) all of our directors and executive officers as a group. Unless otherwise indicated, each of the persons listed below has sole voting and investment power with respect to the shares of our common stock beneficially owned.

Executive Officers, Directors, and More than 5% Beneficial Owners

NAME OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP		PERCENTAGE OF CLASS

William M. Wright (1)	24,250,000	(2)	5.1%
Tracy D. Bushnell (1)	0		0.00%
Gary E. Ball	91,572,170	(3)	19.1%	(3)

All directors and executive officers as a group (2 persons)	24,250,000	(2)	5.1%

(1) The business address for such persons is c/o Aqualiv Technologies, Inc., 4550 NW Newberry Hill Rd, Suite 202, Silverdale, WA 98383.

(2) Includes 24,250,000 common shares held by Take Flight Equities, Inc., of which William Wright is President.

(3) Includes the voting rights to 91,572,170 common shares held in escrow due to a default in a promissory note from Take Flight Equities, Inc.

(29)

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

The Company’s Amended and Restated Bylaws provide for indemnification of directors and officers against certain liabilities. Officers and directors of the Company are indemnified generally for any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, has no reasonable cause to believe his conduct was unlawful.

The Company’s Amended and Restated Articles of Incorporation further provides the following indemnifications:

(a) a director of the Company shall not be personally liable to the Company or to its shareholders for damages for breach of fiduciary duty as a director of the Company or to its shareholders for damages otherwise existing for (i) any breach of the director’s duty of loyalty to the Company or to its shareholders; (ii) acts or omission not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) acts revolving around any unlawful distribution or contribution; or (iv) any transaction from which the director directly or indirectly derived any improper personal benefit. If Nevada Law is hereafter amended to eliminate or limit further liability of a director, then, in addition to the elimination and limitation of liability provided by the foregoing, the liability of each director shall be eliminated or limited to the fullest extent permitted under the provisions of Nevada Law as so amended. Any repeal or modification of the indemnification provided in these Articles shall not adversely affect any right or protection of a director of the Company under these Articles, as in effect immediately prior to such repeal or modification, with respect to any liability that would have accrued, but for this limitation of liability, prior to such repeal or modification.

(b) the Company shall indemnify, to the fullest extent permitted by applicable law in effect from time to time, any person, and the estate and personal representative of any such person, against all liability and expense (including, but not limited to attorney’s fees) incurred by reason of the fact that he is or was a director or officer of the Company, he is or was serving at the request of the Company as a director, officer, partner, trustee, employee, fiduciary, or agent of, or in any similar managerial or fiduciary position of, another domestic or foreign corporation or other individual or entity of an employee benefit plan. The Company shall also indemnify any person who is serving or has served the Company as a director, officer, employee, fiduciary, or agent and that person’s estate and personal representative to the extent and in the manner provided in any bylaw, resolution of the shareholders or directors, contract, or otherwise, so long as such provision is legally permissible.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceedings) is asserted by such director, officer, or controlling person in connection with any securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS, AND CERTAIN CONTROL PERSONS

Rider A:

The Company has not entered into any related party transactions since the beginning of the Company’s last fiscal year and the Company has no currently proposed transaction in which the Company was or is to be a participant and the amount involved exceeds $ 120,000, and in which any related person had or will have a direct or indirect material interest.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation provide that it will indemnify its officers and directors to the full extent permitted by Nevada state law. Our By-laws provide that we will indemnify and hold harmless our officers and directors for any liability including reasonable costs of defense arising out of any act or omission taken on our behalf, to the full extent allowed by Nevada law, if the officer or director acted in good faith and in a manner the officer or director reasonably believed to be in, or not opposed to, the best interests of the corporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act” or “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

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LEGAL MATTERS

The validity of the shares of our common stock offered by the Selling Stock Holders has been passed upon by the law firm of Lucosky Brookman LLP.

EXPERTS

The consolidated financial statements of AquaLiv Technologies, Inc. as of September 30, 2011 and 2010, and for the years then ended, appearing in the prospectus and registration statement have been audited by Bongiovanni & Associates, C.P.A.’s, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report on the authority of such firm as experts in accounting and auditing..

ADDITIONAL INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of AquaLiv Technologies, Inc. filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the SEC.

We are subject to the informational requirements of the Securities Exchange Act of 1934, which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at 100 F Street, N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at http://www.sec.gov.

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128,927,716 Shares of

Common Stock

PROSPECTUS

Dealer Prospectus Delivery Obligation

Until ________, 2012, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with information different from that which is set forth in this prospectus.  We are offering to sell shares of our common stock and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities.  Our business, financial condition, results of operation and prospects may have changed after the date of this prospectus.

, 2012

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ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

 AQUALIV TECHNOLOGIES, INC.

(F/K/A INRARED SYSTEMS INTERNATIONAL)

AND IT’S SUBSIDIARIES

SEPTEMBER 30, 2011 CONSOLIDATED FINANCIAL STATEMENTS

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BONGIOVANNI & ASSOCIATES, C.P.A.’s

19720 Jetton Road, 3 rd Floor

Cornelius, North Carolina 28031 (USA)

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

AquaLiv Technologies, Inc. (FKA Infrared Systems International)

We have audited the accompanying consolidated balance sheets of AquaLiv Technologies, Inc. (FKA Infrared Systems International) and its wholly owned subsidiaries (“The Company”) as of September 30, 2011 and 2010, and the consolidated statements of operations, changes in stockholders’ deficit, and cash flows for the years then ended.  These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness for the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of AquaLiv Technologies, Inc. (FKA Infrared Systems International) and its wholly owned subsidiaries as of September 30, 2011 and 2010, and the consolidated results of its operations and its consolidated cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has incurred recurring losses from operations, has a liquidity problem, and requires funds for its operational activities. These factors raise substantial doubt that the Company will be able to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Bongiovanni & Associates, C.P.A.’s

Bongiovanni & Associates, C.P.A.’s

Cornelius, North Carolina

January 13, 2012

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AQUALIV TECHNOLOGIES, INC.
(F/K/A INFRARED SYSTEMS INTERNATIONAL)
AND ITS’ SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

ASSETS
	September 30, 2011	September 30, 2010

CURRENT ASSETS:
Cash	$3,732	$1,034
Accounts receivable	1,968	16,008

Total Current Assets	5,700	17,042

PROPERTY AND EQUIPMENT, net	8,427	5,000

INVENTORY	723	—

TOTAL ASSETS	$14,850	$22,042

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
Accounts payable	$107,438	$100,513
Credit cards payable	17,187	46,262
Notes payable	189,179	260,695
Derivative liability	111,111	—
Other liabilities	20,746	36,599

Total Current Liabilities	445,661	444,069

STOCKHOLDERS' DEFICIT:
Preferred stock, $0.001 par value, 50,000,000
shares authorized,
911,618 and 285,618 shares issued and	912	286
outstanding, respectively
Common stock, $0.001 par value, 1,000,000,000
shares authorized,
291,617,428 and 187,243,870 shares issued and	291,617	187,244
outstanding, respectively
Additional paid in capital	1,907,365	1,414,898
Retained (deficit)	(2,612,390)	(2,024,455
Noncontrolling interest	(18,315)	—

Total Stockholders' (Deficit)	(430,811)	(422,027)

TOTAL LIABILITIES AND STOCKHOLDERS' (DEFICIT)	$14,850	$22,042

See accompanying consolidated notes and reports of independent registered public accounting firm.

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AQUALIV TECHNOLOGIES, INC.
(F/K/A INFRARED SYSTEMS INTERNATIONAL)
AND ITS’ SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years
	Ended September 30,

		2011	2010

REVENUES:

Royalty		$100,000	$109,190
Sales		446,053	—
Service		44,085	30,108

Total Revenues		590,138	139,298

COST OF GOODS SOLD		193,430	5,834

GROSS PROFIT		396,708	133,464

OPERATING EXPENSES:
Bad Debts		4,289	—
Consulting fees		60,819	72,361
Management fees		105,900	55,802
Payroll expense		127,455	126
Professional fees		88,683	93,302
Research and development		9,936	577
Travel, meals, and entertainment		20,333	5,070
Loss on goodwill impairment, AquaLiv		315,484	—
Loss on goodwill impairment, Focus		—	583,301
Loss on goodwill impairment, IAI		—	34,970
Loss on impairment of note receivable		—	170,000
Other selling general and administrative		287,412	122,509

Total Operating Expenses		1,020,310	1,138,018

LOSS FROM OPERATIONS		(623,602)	(1,004,554)

OTHER INCOME (EXPENSE):
Recapture of loss on impairment of
note receivable		19,400	—
Gain on distribution of IAI, net		74,353	—
Loss on derivative liability		(61,111)	—
Interest expense		(15,290)	(4,050)

NET (LOSS) BEFORE INCOME TAX PROVISION		(606,250)	(1,008,604)

PROVISION FOR INCOME TAXES		—	—

CONSOLIDATED NET (LOSS)		(606,250)	(1,008,604)

Add: Net loss attributable to noncontrolling interest, AquaLiv, Inc.		41,956	—

NET (LOSS) ATTRIBUTABLE TO COMPANY		$(564,294)	$(1,008,604)

BASIC AND DILUTED NET (LOSS) PER SHARE	$	*	$(0.01)

WEIGHTED AVERAGE SHARES
OUTSTANDING		228,052,093	91,957,785

 * = less than $.01

See accompanying consolidated notes and reports of independent registered public accounting firm.

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 AQUALIV TECHNOLOGIES, INC.

(F/K/A INFRARED SYSTEMS INTERNATIONAL)

 AND ITS’ SUBSIDIARIES)

 CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ (DEFICIT)

	Preferred Stock		Common Stock
					Additional			Total
					paid in	Retained	Noncontrolling	Stockholders
	Shares	Amount	Shares	Amount	capital	(Deficit)	interest	(Deficit)

BALANCES,
September 30, 2009	—	—	11,671,700	$11,672	$992,947	$(1,015,851)	$—	$(11,232)

Issuance of common stock for cash and a promissory note	—	—	115,572,170	115,572	84,428	—	—	200,000

Issuance of common stock for services received	—	—	30,000,000	30,000	40,000	—	—	70,000

Issuance of common and preferred stock for purchase of Focus Systems, Inc.	250,000	250	30,000,000	30,000	279,750	—	—	310,000

Issuance of preferred stock for an investment receivable	500,000	500	—	—	249,500	—	—	250,000

Cancellation of unexercised preferred stock investment	(464,382)	(464)	—	—	(231,727)	—	—	(232,191)

Net loss of the year ended September 30, 2010	—	—	—	—	—	(1,008,604)	—	(1,008,604)

BALANCES,
September 30, 2010	285,618	$286	187,243,870	$187,244	$1,414,898	$(2,024,455)	$—	$(422,027)

Issuance of common stock to repay debt	—	—	100,623,558	100,623	(15,273)	—	—	85,350

Issuance of preferre stock for 50% purchase of AquaLiv, Inc.	400,000	400	—	—	399,600	(23,641)	23,641	400,000

Issuance of common stock	—	—	3,750,000	3,750	20,250	—		24,000

Preferred stock returned for common stock	(24,000)	(24)	—	—	(23,976)	—		(24,000)

Issuance of preferred stock for cash	240,000	240	—	—	119,760	—		120,000

Issuance of preferred stock for sevices	10,000	10	—	—	4,990	—		5,000

Distribution of IAI assets, net	—	—	—	—	(18,298)	—		(18,298)

Other capital contribution	—	—	—	—	5,414	—		5,414

Net loss of the year ended September 30, 2011	—	—	—	—	—	(564,294)	(41,956)	(606,250)

BALANCES,
September 30, 2011	911,618	$912	291,617,428	$291,617	$1,907,365	$(2,612,390)	$(18,315)	$(430,811)

See accompanying notes and auditors reports.

(37)

AQUALIV TECHNOLOGIES, INC.
(F/K/A INFRARED SYSTEMS INTERNATIONAL)
AND ITS’ SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years
	Ended September 30,

	Restated 2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(564,294)	$(1,008,604)
Adjustments to reconcile net loss to net cash
provided by
(used in) operating activities:
Noncontrolling interest in income of consolidated subsidiary	(41,956)	—
Depreciation	3,446	1,802
Amount reserved due to doubtful accounts	4,289	(180)
Loss on goodwill impairment, Focus	—	583,301
Loss on impairment of assets, IAI	—	34,970
Loss (recapture) on impairment of note receivable	(19,400)	170,000
Issuance of Preferred stock for services received	5,000	70,000
Loss on goodwill impairment, Aqualiv	315,484	—
Loss on derivative liability	61,111
Gain on distribution of IAI, net of intercompany	(18,298)	—
transfers
Net (increase) decrease in operating assets:
Accounts receivable	14,040	14,392
Prepaid expenses	—	8,174
Net increase (decrease) in operating liabilities:
Accounts payable	6,925	75,088
Credit cards payable	(29,075)	46,262
Customer deposits	—	(66,168)
Other liabilities	(15,853)	36,599

Net Cash (Used in) Operating Activities	(279,035)	(34,202)

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for definite-life intangible assets	—	(1,000)
Payments for property and equipment	(6,873)	—

Net Cash (Used in) Investing Activities	(6,873)	(1,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable	106,712	39,638
Payments for notes payable	(22,250)	(22,226)
Proceeds of capital stock issuance	204,414	17,809

Net Cash Provided by Financing Activities	288,876	35,221

NET INCREASE IN CASH AND CASH EQUIVALENTS	2,698	19

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,034	1,015

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$3,732	$1,034

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$—	$—
Income taxes	$—	$—

NON-CASH INVESTING AND FINANCING ACTIVITIES
Issuance of stock to retire notes payable and related	$85,350	$—
accrued interest
Debt acquired from acquisition	$—	$221,057
Issuance of preferred stock for acquisition	$400,000	$—

(38)

AQUALIV TECHNOLOGIES, INC.

(F/K/A INFRARED SYSTEMS INTERNATIONAL)

AND ITS’ SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

AquaLiv Technologies, Inc. ("the Company") is a corporation organized under the laws of the State of Nevada on April 11, 2006, originally under the name of Infrared Systems International,as a wholly-owned subsidiary of China SXAN Biotech, Inc. (formerly Advance Technologies, Inc.) ("CSBI"). CSBI was organized under the laws of the State of Delaware on June 16, 1969. In July 2007, CSBI transferred the needs a space before “as” assets, liabilities, and operations of its technology licensing business to the Company. Because CSBI's operations are considered to be the Company's predecessor business, the consolidated financial statements include CSBI's operations from the inception of the business. In December 2008, the Company completed its spin-off by dividend to stockholders of CSBI.

In March 2010, the Company transferred the assets, liabilities, and operations of its technology licensing business to a wholly-owned subsidiary, Infrared Applications, Inc (“IAI”).  IAI was organized under the laws of the state of Texas on March 26, 2010. On April 14, 2010, the Company sold a majority interest in its Common stock to Take Flight Equities, Inc. (“TFE”), a corporation organized under the laws of the State of Washington, and control of the Company was transferred to William Wright, its current CEO. Under the terms of the Agreement, continued to operate as a wholly owned subsidiary until June 22, 2011, when IAI was distributed to the Gary Ball, the companies former CEO, under a Management and Distribution Agreement dated March 24, 2010.

Also in April 2010, the Company acquired 100% of the outstanding common stock of Focus Systems, Inc. (“Focus”), a company organized under the laws of the state of Washington on August 8, 2007, from ProPalms, Inc., for 3,000,000 shares of Common stock, 250,000 shares of Preferred stock, and the assumption of $283,639 in liabilities.  Focus is operated as a wholly-owned subsidiary of the Company. In addition to this agreement, the Company agreed to issue ProPalms 500,000 Preferred shares for an Investment Receivable of $250,000. Under the terms of the agreement, ProPalms was to make the investment over the course of 4 months or return the unvested stock within 1 year.  Over the course of the 4 months, ProPalms invested $17,809.  ProPalms returned the unvested portion of the stock (amounting to 464,382 Preferred shares) and the Company has accounted for it on its Change in Stockholders’ Deficit.  On May 14, 2010, the Company completed a 10:1 forward split of its Common stock.

On December 16, 2010 the company purchased a 50% interest in AquaLiv, Inc. from Craig Hoffman for $400,000 paid in the form of 400,000 shares of Preferred stock valued at $1.00 per share. We have concluded, pursuant to the guidance in FASB ASC 810-10-25-38 (previously FIN 46R) that AquaLiv, Inc. is a Variable Interest Entity, that we are the primary beneficiary with a controlling financial interest in AquaLiv, Inc. and we are required to consolidate its financials accordingly. The remaining 50% non-controlling interest is owned by Craig Hoffman, AquaLiv, Inc’s President and CEO. AquaLiv, Inc. is a life sciences research and development company creating novel products for numerous industries. The company's technology alters the behavior of organisms, including plants and humans, without chemical interaction. From increased crop yields to drug-free medicine, AquaLiv is providing innovative, ingredient-free solutions to the world's largest problems.

On June 22, 2011, in accordance with Management and Distribution Agreement (“Agreement”) dated March 24, 2010, we completed the distribution of substantially all of the assets of Infrared Applications, Inc. (“IAI”), a Texas corporation. All of the outstanding stock of IAI has been transferred to Gary Ball (“Ball”) in accordance with the Agreement. Subsequent to this event, Ball shall be responsible to make, if any, a Subsidiary Stock Distribution to the Company’s shareholders of record as of March 23, 2010, upon the earlier of the foregoing occurrence: (i) the net proceeds from the sale of substantially all of the assets of IAI or (ii) Ball elects to make a Subsidiary Stock Distribution. Any cost incurred in connection with a Subsidiary Distribution shall be the responsibility of Ball. There is no certainty as to when or if a Subsidiary Stock Distribution will occur.

On September 6, 2011, the company filed its Articles of Amendment with the State of Nevada to effect a name change to AquaLiv Technologies, Inc. and to increase its authorized common shares to 1,000,000,000. FINRA declared the corporate action effective on September 19, 2011. The name change was effected to more closely align the name with the future direction of the company.

Nature of Operations - The Company’s subsidiary, AquaLiv, Inc., is a life sciences research and development company based in Seattle, Washington. The Company’s technology taps into a previously undiscovered natural phenomenon that gives us significant competitive advantages in the industries of agriculture and medicine. This technology represents an entirely new way to affect the health and behavior of plants and animals, including human beings.. The Company’s wholly-owned subsidiary, Focus Systems, provides remote desktop and cloud computing solutions to small businesses.  Additionally, Focus provides Voice over Internet Protocol (VoIP) phone solutions to small businesses and can deliver the service to households as well.  The Company has not paid any dividends and any dividends that may be paid in the future will depend upon the financial requirements of the Company and other relevant factors.

Use of Estimates - The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Cash and Cash Equivalents - The Company considers all highly-liquid debt investments purchased with a maturity of three months or less to be cash equivalents.

Accounts Receivable - The Company records accounts receivable at cost less allowance for doubtful accounts. The Company estimates allowances for doubtful accounts based on the aged receivable balances and historical losses.  Management has estimated that $4,289 is necessary for doubtful accounts after reviewing the accounts receivable at September 30, 2011.

Property and Equipment - The Company records property and equipment at cost and uses straight-line depreciation methods over three to ten years. Maintenance, repairs, and expenditures for renewals and betterments not determined to extend the useful lives or to materially increase the productivity of the assets are expensed as incurred. Other renewals and betterments are capitalized.   Property and Equipment is that of our subsidiaries, AquaLiv, Inc. and Focus Systems, Inc., which we have been recorded at actual cost and estimated net book value, less depreciation, which was recorded under Other Expenses on our Consolidated Statements of Operations.

(39)

AQUALIV TECHNOLOGIES, INC.

(F/K/A INFRARED SYSTEMS INTERNATIONAL)

 AND ITS’ SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Revenue Recognition - The Company's revenue is derived through its subsidiaries. AquaLiv, Inc.’s revenue come primarily from the sales of AquaLiv Water Systems and Infotone Face Mist. The products are sold though the subsidiary’s website portal, www.aqualiv.com. Revenue is derived from AquaLiv, Inc from several smaller purchases ranging from $35 to $1,695. Revenue derived from Focus Systems comes from several smaller accounts and is billed on a monthly basis.  The monthly billing for these accounts range from $72 to $1,087. IAI’s revenue came from royalties derived through licensing its technology to a single customer. The licensing agreement allowed the customer exclusively to use the subsidiary’s technology in aircraft systems manufactured by the customer in exchange for a royalty fee for each system that includes the Company's technology sold by the customer for commercial sales . The royalty fee was payable quarterly and amounts to $800 per aircraft system. As of June 22, 2011, royalty revenue has been discontinued along with the distribution of the IAI assets per the Management and Distribution Agreement.

Research and Development - The Company expenses research and development costs as incurred.

Income taxes

The Company adopts the ASC Topic 740, “Income Taxes” regarding accounting for uncertainty in income taxes which prescribes the recognition threshold and measurement attributes for financial statement recognition and measurement of tax positions taken or expected to be taken on a tax return. In addition, the guidance requires the determination of whether the benefits of tax positions will be more likely than not sustained upon audit based upon the technical merits of the tax position. For tax positions that are determined to be more likely than not sustained upon audit, a company recognizes the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement in the financial statements. For tax positions that are not determined to be more likely than not sustained upon audit, a company does not recognize any portion of the benefit in the financial statements. The guidance provides for de-recognition, classification, penalties and interest, accounting in interim periods and disclosure.

For the years ended September 30, 2011 and 2010, the Company did not have any interest and penalties associated with tax positions. As of September 30, 2011 and 2010, the Company did not have any significant unrecognized uncertain tax positions.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of income in the period that includes the enactment date. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

Comprehensive income

The Company adopted FASB Accounting Standards Codification 220 “Comprehensive Income” (formerly SFAS No. 130, “Reporting Comprehensive income”, which establishes standards for reporting and display of comprehensive income, and its components in the consolidated financial statements. Components of comprehensive income include net income and foreign currency translation adjustments. The Company has presented consolidated statements of income which includes other comprehensive income or loss.

Fair value of financial instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.
Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.
Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

The carrying amounts of the Company’s financial assets and liabilities, such as cash and cash equivalents, trade accounts and other receivables, inventories, prepaid expenses, accounts payable, other payables and accrued liabilities, deposits received in advance, taxes payable, deferred tax liabilities, and short term borrowings approximate their fair values because of the short maturity of these instruments. The Company’s short term borrowings approximate the fair value of such instrument based upon management’s best estimate of interest rates that would be available to the Company for similar financial arrangement at September 30, 2011 and 2010.

The Company does not have any assets or liabilities measured at fair value on a recurring or a non-recurring basis, consequently, the Company did not have any fair value adjustments for assets and liabilities measured at fair value at September 30, 2011 and 2010, nor gains or losses are reported in the statement of operations that are attributable to the change in unrealized gains or losses relating to those assets and liabilities still held at the reporting date for the year ended September 30, 2011 and 2010.

Commitments and contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources, if applicable, are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

Off-balance sheet arrangements

The Company does not have any off-balance sheet arrangements.

Recent Accounting Pronouncements

The Company has reviewed all recently issued, but not yet effective, accounting pronouncements and does not believe the future adoption of any such pronouncements may be expected to cause a material impact on its consolidated financial condition or the consolidated results of its operations.

Fair Value Measurements and Disclosures

In January 2010, the Financial Accounting Standards Board (“FASB”)  issued authoritative guidance regarding fair value measures and disclosures. The guidance requires disclosure of significant transfers between level 1 and level 2 fair value measurements along with the reason for the transfer. An entity must also separately report purchases, sales, issuances and settlements within the level 3 fair value rollforward. The guidance further provides clarification of the level of disaggregation to be used within the fair value measurement disclosures for each class of assets and liabilities and clarified the disclosures required for the valuation techniques and inputs used to measure level 2 or level 3 fair value measurements. This new authoritative guidance is effective for the Company in fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The adoption of this guidance will not impact the Company’s consolidated results of operations or financial position.

Variable Interest Entities (VIEs)

In June 2009, the FASB issued authoritative guidance changing the approach to determine a VIE’s primary beneficiary and requiring ongoing assessments of whether an enterprise is the primary beneficiary of a VIE. This guidance also requires additional disclosures about a company’s involvement with VIEs and any significant changes in risk exposure due to that involvement. This guidance was adopted January 1, 2010, and did not have an impact on the Company’s consolidated financial position, results of operations or cash flows.

Basis of presentation

The accompanying consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America under the accrual basis of accounting. All intercompany accounts and transactions have been eliminated.

Inventories – The Company’s inventories (finished goods, work in process, raw materials and packaging materials) are stated at the lower of cost or market. Cost is determined on a first in first out basis. In addition, the Company estimates net realizable value based on intended use, current market value and contract terms. The Company writes down the inventories for estimated obsolescence, slow moving or unmarketable inventories equal to the difference between the cost of inventories and the estimated market value based upon assumptions about future demand and market conditions.

Impairment of long-lived assets

The Company evaluated the recoverability of its property, plant, equipment, and other long-lived assets in accordance with FASB Accounting Standards Codification 360 “Property, Plant and Equipment” (formerly SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”), which requires recognition of impairment of long-lived assets in the event the net book value of such assets exceed the estimated future undiscounted cash flows attributable to such assets or the business to which such intangible assets relate. Impairments of these types of assets were recognized during the years ended September 30, 2011 and 2010.

Loss per share

The Company reports loss per share in accordance with FASB Accounting Standards Codification 260 “Earnings per Share” (formerly SFAS 128, “Earnings per Share”). This statement requires dual presentation of basic and diluted earnings (loss) with a reconciliation of the numerator and denominator of the loss per share computations. Basic earnings per share amounts are based on the weighted average shares of common outstanding. If applicable, diluted earnings per share assume the conversion, exercise or issuance of all common stock instruments such as options, warrants and convertible securities, unless the effect is to reduce a loss or increase earnings per share. Accordingly, this presentation has been adopted for the periods presented. There were no adjustments required to net income for the period presented in the computation of diluted earnings per share. There were no common stock equivalents (CSE) necessary for the computation of diluted loss per share.

NOTE 2 - GOING CONCERN

The Company's financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. At September 30, 2011, the Company had a retained deficit of $2,612,390 and current liabilities in excess of current assets by $439,961. During the year ended September 30, 2011, the Company incurred a net loss of $564,294 and negative cash flows from operations of $279,305. These factors create an uncertainty about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

The Company's continuation as a going concern is dependent upon its ability to increase revenues, decrease or contain costs, and achieve profitable operations. In this regard, our ability to continue as a going concern has caused the Board of Directors to continue investigating merger and acquisition opportunities.  We will look to further diversify our holdings and sources of cash flow. Should the Company's financial resources prove inadequate to meet the Company's needs before additional revenue sources can be realized, the Company may raise additional funds through loans or through sales of common or preferred stock. There is no assurance that the Company will be successful in achieving profitable operations or in raising any additional capital.

NOTE 3 - RELATED PARTY TRANSACTIONS

Revenues - Service – The Company, through its wholly owned subsidiary, Focus, received $1,303 in service revenues from parties related to our CEO during the fiscal year ended September 30, 2011. The revenue was booked at the same rate as that of non-affiliated customers.

Management compensation - During the years ended September 30, 2011 and 2010, respectively, the Company paid management fees of $105,900 and $55,802 to its officers.

Consulting - During the years ended September 30, 2011 and 2010, respectively, the Company paid $30,000 and $0 for consulting services to officers and directors or entities related to or under the control of an officer or director of the Company.

Credit cards payable – During the years ended September 30, 2011 and 2010, the Company’s current and former officers extended credit to the Company and/or its subsidiaries  in the form of personal credit card usage in the amount of $17,187 and $46,262, respectively.

Notes payable – During the fiscal year ended September 30, 2011 and 2010, a company closely held by an officer of the company, loaned the Company $23,388 and $35,588, respectively. The loan is due on demand and carries no interest.  Imputed interest is included in the accompanying Consolidated Statements of Operations.

(40)

AQUALIV TECHNOLOGIES, INC.

(F/K/A INFRARED SYSTEMS INTERNATIONAL)

AND ITS’ SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - PROPERTY AND EQUIPMENT

	Estimated Useful Lives	September 30, 2011	September 30, 2010

Optical equipment	5 years	$ 39,386	$ 39,386
Office equipment	3 - 10 years	$8,231	$8,231
Computers and peripherals	5 years	7,000	16,000
Furniture and fixtures	5 years	6,873	-
		70,490	63,617
Less accumulated depreciation		(62,063)	(58,617)

Net property and equipment		$8,427	$5,000

Depreciation expense for the years ended September 30, 2011and 2010 was $2,800 and $1,802, respectively.

NOTE 5 - DEFINITE-LIFE INTANGIBLE ASSETS

	Estimated Useful Lives	September 30, 2011	September 30, 2010

Pending patent application	Not applicable	$ -	$ 33,970
Addition to assets		-	1,000

Less accumulated amortization		-	34,970
Less impairment of asset		-	(34,970)

Net definite-life intangible assets		$ -	$ -

The Company's definite-life intangile assets consisted only of a pending patent application. The Company subsidiary received patent approval in fiscal year ended September 30, 2010.  Since the patent was the property of the Company’s subsidiary, IAI, and the determination of value is deemed worthless with no probably future economic benefit, the Company expensed the asset in its entirety, rather than amortize it over an undeterminable amount of time.

Focus Systems Acquisition	September 30, 2010

Acquisition value
Capital in excess of par	$279,750
Common shares 3,000,000 shares	30,000
Preferred shares 250,000 shares	250

Total Acquisition value	$310,000

Valuation classification
Physical Assets	$10,338
Liabilities Assumed	$283,639

Goodwill	583,301
Impairment of Goodwill	(583,301)
Goodwill, net	—

Net value	$0

The Company recorded a one-time impairment of goodwill under operating expenses in the amount of $583,301 in conjunction with the acquisition of Focus Systems due to there being no probable future economic benefit and no certainty of any future cash flows.

Note receivable to IAI	September 30, 2010

Face value of note	$170,000
Less impairment of note	(170,000)
Note receivable remaining	$—

The Company recorded a one-time impairment of the note receivable to IAI under operating expenses in the amount of $170,000 due to the total uncollectability thereof.

AquaLiv, Inc. Acquisition

September 30, 2011

Acquisition value

Preferred shares (per contract)	$400,000
Total Acquisition value	$400,000

Valuation classification
Physical assets	$5,516
Cash	79,000

Goodwill	315,484
Impairment of Goodwill	(315,484
Goodwill, net	—

Net value	$84,516

We have concluded, pursuant to the guidance in FASB ASC 810-10-25-38 (previously FIN 46R) that AquaLiv is a Variable Interest Entity, that we are the primary beneficiary with a controlling financial interest in AquaLiv, and we are required to consolidate its financials accordingly. Additionally, the acquisition was recorded at its fair market value in that the cash, computer equipment, and inventory were recorded at their fair market value on the date of the acquisition. Impairment of goodwill from the date of acquisition was written off to its net realizable value in the accompanying statements of operations.

(41)

AQUALIV TECHNOLOGIES, INC.

(F/K/A INFRARED SYSTEMS INTERNATIONAL)

AND ITS’ SUBSIDIARIES

NOTES TO THE CONSOLIDATAED FINANCIAL STATEMENTS

NOTE 6 – INVENTORY

Inventories are comprised of the following amounts at the respective dates:

September 30, 2011

Raw materials	$4,340
Work in process	1,447
Finished goods	3,858
Provision for inventory liquidations	(8,921)
Inventory - end of period	$723

There was no inventory as of September 30, 2010.

NOTE 7 - NOTES PAYABLE AND DERIVATIVE LIABILITY

At fiscal year ended September 30, 2011, the Company had notes payable in the amount of $189,179, compared to $260,695, in the prior fiscal year. The notes included a note payable to an unaffiliated party in the amount of $165,790, which is not secured by collateral of the company, carries accrued interest of 6%and is due on demand by the holder. The second note payable is to an affiliated company of our President in the amount of $23,338, is not secured by collateral of the company, carries no interest, and is due on demand by the holder.

A third note payable was issued to an unaffiliated party on August 1, 2011 in the aggregate amount of $50,000. The note carries an interest rate of 8%, is not secured by collateral of the company, and has a maturity date of May 3, 2012. The note has conversion rights beginning after month six (6). The variable conversion price is 55% of the market price, which is calculated by the average three (3) lowest closing bid prices as quoted on the applicable trading market (the “OTCBB”) during the previous ten (10) trading days. The note holder may not own any more than 4.99% of the company’s outstanding common stock. The Company recognizes the conversion option of the note (an embedded derivative) as a derivative liability.

Derivative Liability

ASC Topic 815 (“ASC 815”) requires that all derivative financial instruments be recorded on the balance sheet at fair value. Fair values for exchange traded securities and derivatives are based on quoted market prices. Where market prices are not readily available, fair values are determined using market based pricing models incorporating readily observable market data and requiring judgment and estimates.

The Company issued convertible notes and has evaluated the terms and conditions of the conversion features contained in the notes to determine whether they represent embedded or freestanding derivative instruments under the provisions of ASC 815. The Company determined that the conversion features contained in the notes represent freestanding derivative instruments that meet the requirements for liability classification under ASC 815. As a result, the fair value of the derivative financial instruments in the notes is reflected in the Company’s balance sheet as a liability. The fair value of the derivative financial instruments of the convertible notes was measured at the inception date of the notes and warrants and each subsequent balance sheet date. Any changes in the fair value of the derivative financial instruments are recorded as non-operating, non-cash income or expense at each balance sheet date.

The Company valued the conversion features in its convertible notes using the Black-Scholes model. The Black-Scholes model values the embedded derivatives based on a risk-free rate of return ranging from 0.29% to 0.30%, grant dates at 8/1/2011 and 9/30/2011, the term of convertible note, conversion prices is 55% of stock bid price at date of note conversion, current stock prices on the measurement date ranging from $0.0028 to $0.0051, and the computed measure of the Company’s stock volatility, ranging from 2,342.87% to 2,242.33%.

Included in the September 30, 2011 financial statements is a derivative liability in the amount of $111,111 to account for this transaction. There were no balances in prior periods since this liability arose in 2011. It will be revalued quarterly henceforth and adjusted as a gain or loss to the consolidated statements of operations depending on its value at that time.

Included in our Consolidated Statements of Operations for the year ended September 30, 2011 are $0 in change of fair value of derivative and $61,111 of debt discount amortization in non-cash charges pertaining to the derivative liability as it pertains to the gain on derivative liability and debt discount, respectively.

	30-Sep-11	30-Sep-10

Loss on goodwill impairment, AquaLiv	$315,484	$ -
Loss on goodwill impairment, Focus		583,301
Loss on goodwill impairment, IAI		34,970
Loss on impairment of note receivable	_________	170,000_
Net loss on impairments	$315,484	$788,271

(42)

AQUALIV TECHNOLOGIES, INC.

(F/K/A INFRARED SYSTEMS INTERNATIONAL)

AND ITS’ SUBSIDIARIES

NOTES TO THE CONSOLIDATAED FINANCIAL STATEMENTS

NOTE 8 – STOCKHOLDERS’ DEFICIT

In December 2008, the Company completed its spin-off by distributing 1,167,170 common stock shares to stockholders of CSBI. The remaining 4,832,830 common stock shares previously owned by CSBI were returned and cancelled.

On April 12, 2010, the Company issued 115,572,170 post-split shares of Common stock for $30,000 in cash and a note receivable to the Company’s subsidiary, IAI, in the amount of $170,000.  The transaction resulted in a change of control of the Company and was identified in the 8-K filed on April 16, 2010.

On May 7, 2010, the Company issued 20,000,000 post-split shares of Common stock for $20,000 in consulting services.

On May 7, 2010, the Company issued 30,000,000 post-split shares of Common stock and 250,000 shares of Preferred stock as part of an acquisition agreement for Focus Systems, Inc. from Propalms, Inc. The transaction was recorded on the Company’s books at $310,000. The transaction was reported in the Company’s 8-K filed April 21, 2010.

On May 7, 2010, and in conjunction with the Focus acquisition agreement, the Company issued 500,000 shares of Preferred stock for an investment receivable in the amount of $250,000.

On May 14, 2010, the Company completed a 10:1 forward split of its Common stock.

On August 2, 2010, the Company issued 5,000,000 shares of Common stock for $30,000 in consulting services.

On August 2, 2010, the Company issued 5,000,000 shares of Common stock for $20,000 in consulting services.

At September 30, 2010, the Company recorded the impairment of the unexercised investment receivable from the Preferred stock issued May 7, 2010.  464,352 shares of Preferred stock were returned to the Company.

In October 2010 the Company issued 9,500,000 shares of Common stock to repay $5,000 in debt.

In December 2010 the Company issued 400,000 shares of Preferred stock for the purchase of 50% interests in AquaLiv, Inc.

In December 2010 the Company issued 3,750,000 shares of Common stock in exchange for 24,000 shares of Preferred stock valued at $24,000.

In January 2011, the Company issued 90,000 shares of Preferred stock for $45,000 in cash.

In January 2011, the Company issued 100,000 shares of Preferred stock for $50,000 in cash.

In April 2011 the Company issued 10,000,000 shares of Common stock to repay $5,000 in debt.

In May 2011 the Company issued 10,000,000 shares of Common stock to repay $5,000 in debt.

In May 2011 the Company issued 10,000,000 shares of Common stock to repay $5,000 in debt.

In June 2011 the Company issued 10,000,000 shares of Common stock to repay $5,000 in debt.

In June 2011 the Company issued 3,947,368 shares of Common stock to repay $15,000 in debt.

In June 2011 the Company issued 2,380,952 shares of Common stock to repay $10,000 in debt.

In July 2011 the Company issued 3,200,000 shares of Common stock to repay $8,000 in debt.

In July 2011 the Company issued 11,500,000 shares of Common stock to repay $5,750 in debt.

In July 2011 the Company issued 4,095,238 shares of Common stock to repay $8,600 in debt.

In August 2011 the Company issued 12,000,000 shares of Common stock to repay $6,000 in debt.

In September 2011 the Company issued 6,500,000 shares of Common stock to repay $3,250 in debt.

In September 2011 the Company issued 7,500,000 shares of Common stock to repay $3,750 in debt.

In September 2011 the Company issued 10,000 shares of Preferred stock for $5,000 in management fees.

In September 2011 the Company issued 50,000 shares of Preferred stock for $25,000 in cash.

In September 2011 the Company’s subsidiary received $5,414 in cash in exchange for previously issued Preferred stock related to the AquaLiv, Inc. acquisition.

NOTE 9 - CONCENTRATIONS

At September 30, 2011, 92% of the Company's accounts receivable was due from custom of which two (2) customers, each accounted for 55% and 37%, respectively.  During the years ended September 30, 2011 and 2010, 17% and 59% of the Company's royalty revenues were generated through a single licensee, respectively. As the company stopped receiving royalty revenue on June 22, 2011, the Company does not expect that level of concentration related to our current products and services.

NOTE 10 - CONTINGENCIES

The Company had no contingencies existing as of September 30, 2011 and 2010.

NOTE 11 - LOSS PER SHARE

The basic loss per share was calculated using the net loss and the weighted average number of shares outstanding during the reporting periods. All share and per share data have been adjusted to reflect the forward stock split.

NOTE 12 - SEGMENTS

The Company determined that it do not operate in any material, separately reportable operating segments as of September 30, 2011 and 2010.

NOTE 13 - INCOME TAXES

At September 30, 2011, the Company has federal net operating loss carryovers of approximately $1,172,000 available to offset future taxable income and expiring as follows:

$2,320 in 2026, $12,616 in 2027, $127,675 in 2028, $37,465 in 2029, and $428,000 in 2030 and $564,00 in 2031. The Company also has a federal contribution carryover of $150 that expires in 2029. At September 30, 2011, the Company had experienced losses since inception and had not yet generated any taxable income; therefore, the Company established a valuation allowance to offset the net deferred tax assets.

The income tax provision consists of the following components for the years ended September 30, 2011 and 2010:

	2011	2010

Current income tax expense (benefit)	$—	$—
Deferred income tax expense (benefit)	—	—

Net income tax expense (benefit) charged to operations	$—	$—

(43)

AQUALIV TECHNOLOGIES, INC.

(F/K/A INFRARED SYSTEMS INTERNATIONAL)

 AND ITS’ SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - INCOME TAXES (Continued)

The income tax provision differs from the amounts that would be obtained by applying the federal statutory income tax rate to loss before income tax provision as follows for the years ended September 30, 2011 and 2010:

	2011	2010

Loss before income tax provision	$(564,294)	(1,008,604)
Expected federal income tax rate	15.0%	15.0%

Expected income tax expense (benefit at statutory rate	$(84,644)	$(115,291)
Tax effect of	-
Meals and entertainment		632
Change in valuation allowance	84,644	150,659

Net income tax expense (benefit)	$—	$—

The Company's deferred tax assets, deferred tax liabilities, and valuation allowance are as follows:

	September 30, 2011	September 30, 2010

Deferred tax assets:
Organization costs	$—	$—
Contribution carryover	—	—
Net operating loss carryovers	175,800	91,200

Total deferred tax assets	$175,800	$91,200

Deferred tax liabilities:
Book basis of patent application	$—	$—
Tax depreciation in excess of book	—	—

Total deferred tax liabilities	$—	$—

Total deferred tax assets	$175,800	$91,200
Total deferred tax liabilities	—	—
Valuation allowance	(175,800)	(91,200)

Net deferred tax asset (liability)	$—	$—

These amounts have been presented in the financial statements as follows:

	September 30, 2011	September 30, 2010

Current deferred tax asset (liability)	$—	$—
Non-current deferred tax asset (liability)	—	—
	$—	$—

NOTE 14 - SUBSEQUENT EVENTS

The Company evaluated events subsequent to September 30, 2011 through January 13, 2012, which is the date that the September 30, 2011 consolidated financial statements were available to be issued. Previously, the Company evaluated events subsequent to September 30, 2010 through January 14, 2011, which was the date that the September 30, 2010 consolidated financial statements were issued.

On December 1, 2011, the Company’s independent accountant and management identified that the consolidated financial statements prepared following the Company’s merger with Focus Systems, Inc. had material errors and should no longer be relied upon. Errors in the consolidated financial statements included the incorrect accounting of the purchase of Focus Systems, Inc., incorrect classification in its statement of cash flows, and accounting for the non-controlling interest of AquaLiv, Inc. The audit committee or equivalent has informed the independent auditor of these errors.  The Company immediately commenced preparation of amendments to the effected reports, which would contain the revised financials upon which the public could rely. The net effect of the changes on net loss were in material, taken as a whole. Following is a list of quarterly and annual reports that should no longer be relied upon and which will be amended and refiled:

Quarterly report for period ended June 30, 2010

Annual report for period ended September 30, 2010

Quarterly report for period ended December 31, 2010

Quarterly report for period ended March 31, 2011

Quarterly report for period ended June 30, 2011

The Company has instituted an amended internal procedure that includes a review by an independent accountant, management, and directors, or a combination thereof, to approve and authorize the filing of any report to the Commission

(44)

 AQUALIV TECHNOLOGIES, INC.

AND IT’S SUBSIDIARIES

MARCH 31, 2012 CONSOLIDATED FINANCIAL STATEMENTS

AQUALIV TECHNOLOGIES, INC.

AND ITS’ SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31,2012 (Unaudited)	September 30, 2011 (Audited)

ASSETS
CURRENT ASSETS:
Cash	$36,942	$3,732
Accounts receivable	3,848	1,968

Total Current Assets	40,789	5,700

PROPERTY AND EQUIPMENT, net	7,027	8,427

INVENTORY	5,523	723

TOTAL ASSETS	$53,339	$14,850

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$120,579	$107,438
Credit cards payable	18,557	17,187
Notes payable	149,354	189,179
Derivative liability	186,912	111,111
Other liabilities	8,845	20,746

Total Current Liabilities	484,247	445,661

STOCKHOLDERS' EQUITY:
Preferred stock, $0.001 par value, 50,000,000 shares authorized, 991,618 and 991,618 shares issued and outstanding	992	912

Common stock, $0.001 par value, 1,000,000,000 shares authorized, 414,024,625 and 291,617,428 shares issued and outstanding, respectively	414,024	291,617

Capital in excess of par value	2,006,128	1,907,365
Retained earnings (deficit)	(2,815,560)	(2,612,390
Noncontrolling interest	(36,493)	(18,315

Total Stockholders' (Deficit)	(430,908)	(430,811

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$53,339	$14,850

See accompanying notes

(45)

AQUALIV TECHNOLOGIES, INC.

AND ITS’ SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

SIX MONTHS ENDED MARCH 31, 2012 AND 2011 (UNAUDITED)

	For the Three Months				For the Six Months
	Ended March 31,				Ended March 31,
	2012		2011		2012		2011

REVENUES:
Sales		$117,134		$119,993		$246,318		$234,210
Service		7,313		10,255		17,849		22,018
Royalty		—		28,800		—		46,400

Total Revenues		124,448		159,048		264,168		302,628

COST OF GOODS SOLD		38,138		59,522		71,809		106,046

GROSS PROFIT		86,309		99,527		192,358		196,583

OPERATING EXPENSES:
Consulting fees		19,655		7,053		30,485		22,128
Management fees		30,000		24,030		60,000		44,920
Payroll expense		47,930		28,730		91,714		53,503
Professional fees		25,233		27,261		37,315		58,918
Research and development		68		4,663		987		7,097
Travel, meals, and entertainment		11,613		3,453		16,787		6,840
Loss on goodwill impairment,
AquaLiv		—		—		—		315,484
Other general and administrative		64,435		92,804		146,554		146,302

Total Operating Expenses		198,933		187,994		383,842		655,192

LOSS FROM OPERATIONS		(112,624)		(88,467)		(191,484)		(458,609)

OTHER INCOME (EXPENSE):
Recapture prior expense		884		19,400		12,522		19,400
Interest expense		(20,917)		(3,767)		(42,386)		(6,344)

LOSS BEFORE INCOME TAX PROVISION		(132,657)		(72,834)		(221,347)		(445,553)

PROVISION FOR INCOME TAXES		—		—		—		—

CONSOLIDATED NET LOSS		(132,657)		(72,834)		(221,347)		(445,553)

Add: Net loss attributable to
noncontrolling interest,
AquaLiv		8,031		10,111		18,177		7,606

NET LOSS ATTRIBUTABLE TO COMPANY		$(124,626)		$(62,723)		(203,170)		$(437,947)

BASIC AND DILUTED LOSS PER SHARE	$	*	$	*	$	*	$	*

WEIGHTED AVERAGE SHARES OUTSTANDING		379,418,249		200,493,870		352,774,805		200,493,870

* - Less than $0.01

See accompanying notes.

(46)

AQUALIV TECHNOLOGIES, INC.

AND ITS’ SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOW

SIX MONTHS ENDED MARCH 31, 2012 AND 2011 (UNAUDITED)

	For the Six Months
	Ended March 31,

	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(203,170)	$(437,947)
Adjustments to reconcile net loss to net cash provided (used) by operating activities
Noncontrolling interest in income (loss) of consolidated subsidiary
	(18,177)	(7,606)
Depreciation	1,400	2,046
Recapture prior expense	(12,522)	(19,400)
Issuance of stock for services received	15,000	—
Loss on goodwill impairment, AquaLiv	—	315,484
Loss on derivative liability, net	32,801	—
Net (increase) decrease in operating assets:
Accounts receivable	(1,880)	8,375
Inventory	(4,800)	(17,328)

Net increase (decrease) in operating liabilities:
Accounts payable	13,141	(3,257)
Credit cards payable	1,370	(2,428)
Other liabilities	(11,901)	(12,723)

Net Cash Provided (Used) by Operating Activities	(188,738)	(174,784)

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for property and equipment	—	(5,516)
Cash received from AquaLiv investment	—	79,000

Net Cash Provided (Used) by Investing Activities	—	73,484

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes, net	15,737	48,125
Proceeds of capital stock issuance	206,210	105,000

Net Cash Provided by Financing Activities	221,947	153,125

NET INCREASE (DECREASE) IN CASH	33,210	51,825

CASH AT BEGINNING OF PERIOD	3,732	1,034

CASH AT END OF PERIOD	$36,942	$52,859

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$—	$—
Income taxes	$—	$—

NON-CASH INVESTING AND FINANCING ACTIVITIES

Issuance of stock to retire notes payable and accrued interest	$95,750	$5,000
Issuance of preferred stock for acquisition	$—	$400,000

See accompanying notes

(47)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying financial statements have been prepared by the Company in accordance with Article 8 of U.S. Securities and Exchange Commission Regulation S-X. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations, and cash flows at March 31, 2012 and 2011 and for the periods then ended have been made. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been condensed or omitted. It is suggested that these condensed financial statements be read in conjunction with the financial statements and notes thereto included in the Company’s September 30, 2011 audited financial statements. The results of operations for the periods ended March 31, 2012 and 2011 are not necessarily indicative of the operating results for the full year.

NOTE 2 – GOING CONCERN

The Company’s financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. At March 31, 2012, the Company had a retained deficit of $2,815,560 and current liabilities in excess of current assets by $430,908.  During the six months ended March 31, 2012, the Company incurred a net loss of $221,347 and negative cash flows from operations of $188,738. These factors create an uncertainty about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

The Company’s continuation as a going concern is dependent upon its ability to increase revenues, decrease or contain costs, and achieve profitable operations.  In this regard, Company management is focused on the development and expansion of the Company’s technology, including water filtration and purification, bioinformation and life sciences, the deployment of its technology platform in the agricultural and medical fields, the licensing of patents, remote desktop and cloud computing, and VoIP telephony, as well as exploring strategic acquisitions in the technology field. Should the Company’s financial resources prove inadequate to meet the Company’s needs before additional revenue sources can be realized, the Company may raise additional funds through loans or through sales of common or preferred stock. There is no assurance that the Company will be successful in achieving profitable operations or in raising any additional capital.

NOTE 3 – RELATED PARTY TRANSACTIONS

Shareholder Loans - During the three months ended March 31, 2012, the Company’s officer extended an additional use of credit in the amount of $713.62. The credit carries an interest rate of 15.24%.

Management Compensation - During the three months ended March 31, 2012 and 2011, respectively, the Company and its subsidiaries paid or accrued salary and management fees of $61,154 and $42,705 to its officers.

NOTE 4 – PROPERTY AND EQUIPMENT

Estimated Useful Lives		March 31, 2012

Optical equipment	5 years	$39,386
Office equipment	3 - 10 years	8,231
Computers and peripherals	5 years	16,000
Furniture and fixtures	5 years	6,873

		70,490
Less accumulated depreciation		(63,463)

Net property and equipment		$7,027

Depreciation expense for the three months ended March 31, 2012 and 2011 was $1,400 and $1,346, respectively.

NOTE 5 – AQUALIV ACQUISITION

December 31, 2010

Acquisition value

Preferred shares (per contract)	$400,000
Total Acquisition value	$400,000

Valuation classification
Physical assets	$5,516
Cash	79,000

Goodwill	315,484
Impairment of Goodwill	(315,484)
Goodwill, net	—

Net value	$84,516

We have concluded, pursuant to the guidance in FASB ASC 810-10-25-38 (previously FIN 46R) that AquaLiv, Inc. is a Variable Interest Entity, that we are the primary beneficiary with a controlling financial interest in AquaLiv, Inc. and we are required to consolidate its financials accordingly. Additionally, the acquisition was recorded at its fair market value in that the cash, computer equipment, and inventory were recorded at their fair market value on the date of the acquisition. Impairment of goodwill from the date of acquisition was written off to its net realizable value in the accompanying statements of operations.

NOTE 6 – INVENTORY

March 31, 2012

Inventory - beginning of period	$764
Change in inventory	4,759

Inventory - end of period	$5,523

NOTE 7 - CONCENTRATIONS

At March 31, 2012, 39% of the Company’s accounts receivable was due from a single customer. During the three months ended March 31, 2012, 31% of the Company’s service revenue was generated from a single customer, and less than 2% of sales revenue was generated from a single customer. Compared to total revenue, less than 2% was generated from a single customer during the three months ended March 31, 2012, compared to the three months ended March 31, 2011, where 18% of the Company’s revenues were generated from a single customer.

(48)

NOTE 8 – INCOME TAXES

At March 31, 2012, the Company has federal net operating loss carryovers of approximately $1,172,000 available to offset future taxable income and expiring as follows: $2,320 in 2026, $12,616 in 2027, $127,675 in 2028, $37,465 in 2029, and $428,000 in 2030 and $564,000 in 2031. The Company also has a federal contribution carryover of $150 that expires in 2029. At March 31, 2012, the Company had experienced losses since inception and had not yet generated any taxable income; therefore, the Company established a valuation allowance to offset the net deferred tax assets. The income tax provision consists of the following components for the three months ended March 31, 2012 and 2011:

	2012	2011
Current income tax expense (benefit)	$—	$—
Deferred income tax expense (benefit)	—	—
Net income tax expense (benefit) charged to operations	$—	$—

The income tax provision differs from the amounts that would be obtained by applying the federal statutory income tax rate to loss before income tax provision as follows for the six months ended March 31, 2011 and 2010:

	2012	2011
Loss before income tax provision	$(221,347)	$(445,553)
Expected federal income tax rate	15.0%	15.0%
Expected income tax expense (benefit) at statutory rate	$(33,202)	$(66,833)
Tax effect of:
Meals and entertainment	2,518	1,026
Change in valuation allowance	30,684	65,807
Net income tax expense (benefit)	$—	$—

The Company’s deferred tax assets, deferred tax liabilities, and valuation allowance are as follows:

March 31, 2012
Deferred tax assets:
Organization costs	$60
Contribution carryover	23
Net operating loss carryovers	33,220
Total deferred tax assets	$33,303

Deferred tax liabilities:
Book basis of patent application	$(5,246)
Tax depreciation in excess of book	(498)
Total deferred tax liabilities	$(5,744)

Total deferred tax assets	$33,303
Total deferred tax liabilities	(5,744)
Valuation allowance	(27,559)
Net deferred tax asset (liability)	$—

These amounts have been presented in the financial statements as follows:

March 31, 2012
Current deferred tax asset (liability)	$—
Non-current deferred tax asset (liability)	—
$—

(49)

NOTE 9 – SUBSEQUENT EVENTS

On May 3, 2012, the Company filed Form 8-K with the Securities and Exchange Commission. On April 27, 2012, the Company finalized an equity facility (the “Equity Facility”) with Auctus Private Equity Fund, LLC, a Massachusetts corporation (“Auctus”), whereby the parties entered into (i) a drawdown equity financing agreement (the “Equity Agreement”) and (ii) a registration rights agreement (the “Registration Rights Agreement”).

Drawdown Equity Financing Agreement

On April 27, 2012, the Company entered into the Equity Agreement with Auctus. Pursuant to the terms of the Equity Agreement, for a period of twenty-four (24) months commencing on the date of effectiveness of the Registration Statement (as defined below), Auctus shall commit to purchase up to $3,500,000 of the Company’s common stock, par value $0.001 per share (the “Shares”), pursuant to an Advance Request (as defined below) contained in a drawdown notice (“Drawdown Notice”), covering the Registrable Securities (as defined below). The purchase price of the Shares under the Equity Agreement is equal to ninety-three percent (93%) of the average daily bid prices of the Company’s common stock during the five (5) consecutive trading days immediately following the day on which an estimated amount of advance shares have been deposited into Auctus’s brokerage account pursuant to the delivery by the Company of a Drawdown Notice to Auctus in accordance with the terms of the Equity Agreement.

The “Registrable Securities” include (i) the Shares; and (ii) any securities issued or issuable with respect to the Shares by way of exchange, stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise.

As further consideration for Auctus entering into and structuring the Equity Facility, the Company shall pay to Auctus the following fees: (i) five percent (5%) of the Advance Request amount specified in each Drawdown Notice; (ii) a non-refundable origination fee equal to $7,500; (iii) that number of shares of the Company’s common stock that is equal to $57,500.

Registration Rights Agreement

On April 27, 2012, the Company entered into the Registration Rights Agreement with Auctus. Pursuant to the terms of the Registration Rights Agreement, the Company is obligated to file a registration statement (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “SEC’) to cover the Registrable Securities within 45 days of closing. The Company must use its commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC by a date that is no later than 180 days following closing.

On May 3, 2012, the Company filed Form 8-K with the Securities and Exchange Commission. On April 27, 2012, Company entered into a securities purchase agreement (the “Purchase Agreement”) with TCA Global Credit Master Fund, LP, a Cayman Islands limited partnership (“TCA”), pursuant to which TCA purchased from the Company a two hundred thousand dollar ($200,000) senior secured redeemable debenture (the “Debenture”). As consideration for entering into the Purchase Agreement, the Company paid to TCA (i) a transaction advisory fee in the amount of six thousand dollars ($6,000), (ii) a due diligence fee equal to four thousand dollars ($4,000), and (iii) document review and legal fees in the amount of ten thousand dollars ($10,000).

As further consideration, the Company agreed to issue to TCA that number of shares of the Company’s common stock that equals twenty five thousand dollars ($25,000) (the “Incentive Shares”). It is the intention of the Company and TCA that the value of the Incentive Shares shall equal $25,000. In the event the value of the Incentive Shares issued to TCA does not equal $25,000 after a nine month evaluation date, the Purchase Agreement provides for an adjustment provision allowing for necessary action (either the issuance of additional shares to TCA or the return of shares previously issued to TCA to the Company’s treasury) to adjust the number of Incentive Shares issued.

First Pledge and Escrow Agreement

On April 27, 2012, in connection with the Purchase Agreement, the Company entered into a pledge and escrow agreement (the “First P&E Agreement”), by and among the Company, TCA and David Kahan, P.A., as escrow agent (the “Escrow Agent”). Pursuant to the terms of the First P&E Agreement, and in order to secure the full and prompt payment when due of all of the Company’s obligations to TCA under the Debenture, the Purchase Agreement and any other transaction documents, the Company agreed to issue and irrevocably pledge to TCA the lesser of (i) 4.99% of the Company’s common stock and (ii) 200% of the outstanding amount under the Debenture, subject to adjustment pursuant to the terms of the Purchase Agreement. Upon timely payment in full of all obligations under the transaction documents, TCA will notify the Escrow Agent in writing and the Escrow Agent shall return the pledged materials to the Company and all of TCA’s rights in and to the pledged materials and other collateral shall be terminated.

Second Pledge and Escrow Agreement

On April 27, 2012, in connection with the Purchase Agreement, the Company entered into a pledge and escrow agreement (the “Second P&E Agreement”), by and among the Company, TCA and the Escrow Agent. Pursuant to the terms of the Second P&E Agreement, and in order to secure the full and prompt payment when due of all of the Company’s obligations to TCA under the Debenture, the Purchase Agreement and any other transaction documents, the Company agreed to irrevocably pledge to TCA its entire ownership in Aqualiv, Inc., a Washington corporation (“Aqua Sub”), consisting of 50,000 shares of Aqua Sub’s common stock. Upon timely payment in full of all obligations under the transaction documents, TCA will notify the Escrow Agent in writing and the Escrow Agent shall return the pledged materials to the Company and all of TCA’s rights in and to the pledged materials and other collateral shall be terminated.

First Security Agreement

On April 27, 2012, the Company entered into a security agreement (the “First Security Agreement”) with TCA, related to the issuance of the Debenture. As security for the Company’s obligations to TCA under the Debenture, the Purchase Agreement and any other transaction document, the First Security Agreement grants to TCA a continuing, first priority security interest in all of the Company’s assets, wheresoever located and whether now existing or hereafter arising or acquired.

Second Security Agreement

On April 27, 2012, Focus Systems, Inc., a Washington corporation and wholly-owned subsidiary of the Company (“Focus”) entered into a security agreement (the “Second Security Agreement”) with TCA, related to the issuance of the Debenture. As security for the Company’s obligations to TCA under the Debenture, the Purchase Agreement and any other transaction document, the Second Security Agreement grants to TCA a continuing, first priority security interest in all of the Focus’s assets, wheresoever located and whether now existing or hereafter arising or acquired.

Guaranty Agreement

On April 27, 2012, Focus entered into a guaranty agreement (the “Guaranty Agreement”) with TCA, in connection with the Company’s issuance of the Debenture. Pursuant to the terms of the Guaranty Agreement, Focus has guaranteed and is to act as surety to TCA for the payment of the Liabilities (as defined below) when they become due. The “Liabilities” includes, collectively, (i) the repayment of all sums due under the Debenture and other transaction documents and (ii) the performance and observance of all terms, conditions, covenants, representations and warranties set forth in the transaction documents.

(50)

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

SEC registration fee	$47.00
Accounting fees and expenses	$25,000.00	*
Legal fees and expenses*	$25,000.00	*
Miscellaneous	$5,000.00	*
Total	$55,047.00	*
* Estimated

Indemnification of Directors and Officers

Our certificate of incorporation and bylaws provide that we will indemnify an officer, director, or former officer or director, to the full extent permitted by law. We have been advised that in the opinion of the U.S. Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

Recent Sales of Unregistered Securities

As of June 14, 2012, these are no recent sales of unregistered securities that were not previously disclosed in a Current Report on Form 8-K.

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EXHIBITS

Exhibit No.	Description

3.1	Articles of Incorporation (as filed as Exhibit 3.1 to the Company’s Registration Statement on Form SB-2, filed with the SEC on November 13, 2007, and incorporated herein by reference)

3.2	Bylaws (as filed as Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q, filed with the SEC on September 2, 2008, and incorporated herein by reference)

5.1	Legal Opinion of Lucosky Brookman LLP *

10.1	Infrared Systems International 2010 Incentive Compensation Plan (as filed as Exhibit 4.1 to the Company’s Registration Statement on Form S-8 on July 9, 2010, and incorporated herein by reference)

10.2	Form of Drawdown Equity Financing Agreement, dated April 27, 2012, by and between AquaLiv Technologies, Inc. and Auctus Private Equity Fund, LLC *

10.3	Form of Registration Rights Agreement, dated April 27, 2012, by and between AquaLiv Technologies, Inc. and Auctus Private Equity Fund, LLC *

10.4	Acquisition Agreement, dated November 30, 2010, by and among Infrared Systems International, AquaLiv, Inc. and Craig Hoffman, individually (as filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, as filed with the SEC on December 20, 2010, and incorporated herein by reference)

10.5	Acquisition Agreement, dated April 19, 2010, by and among Infrared Systems International, Focus Systems, Inc. and Propalms, Inc. (as filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, as filed with the SEC on April 21, 2010, and incorporated herein by reference)

10.6	Share Purchase Agreement, dated March 24, 2010, by and among Infrared Systems International, Take Flight Equities, Inc., Propalms, Inc., William M. Wright III, individually, and Gary E. Ball, individually (as filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, as filed with the SEC on March 30, 2010, and incorporated herein by reference)

10.7	Form of Securities Purchase Agreement, dated April 27, 2012, by and between AquaLiv Technologies, Inc. and TCA Global Credit Master Fund, LP *

10.8	Form of Senior Secured, Convertible, Redeemable Debenture, dated as of April 27, 2012, issued by AquaLiv Technologies, Inc. in favor of TCA Global Credit Master Fund, LP *

10.9	Form of Security Agreement, dated April 27, 2012, by and between Focus Systems, Inc. and TCA Global Credit Master Fund, LP *

10.10	Form of Security Agreement, dated April 27, 2012, by and between AquaLiv Technologies, Inc. and TCA Global Credit Master Fund, LP *

10.11	Form of First Pledge and Escrow Agreement, dated April 27, 2012, by and between AquaLiv Technologies, Inc. and TCA Global Credit Master Fund, LP, with the joinder of David Kahan P.A., as escrow agent *

10.12	Form of Second Pledge and Escrow Agreement, dated April 27, 2012, by and between AquaLiv Technologies, Inc. and TCA Global Credit Master Fund, LP, with the joinder of David Kahan P.A., as escrow agent *

10.13	Form of Guaranty Agreement, dated April 27, 2012, made by Focus Systems, Inc. in favor of TCA Global Credit Master Fund, LP *

23.1	Consent of Bongiovanni & Associates, C.P.A.’s *

23.2	Consent of Lucosky Brookman LLP (included in Exhibit 5.1)

* filed herewith

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Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of Silverdale, Washington, on June 14, 2012.

AQUALIV TECHNOLOGIES, INC.

By:	/s/ William M. Wright
Name: William M. Wright
Title: Chief Executive Officer (Principal Executive Officer) Chief Financial Officer (Principal Financial Officer) (Principal Accounting Officer)

In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ William M. Wright	Chief Executive Officer (Principal Executive Officer) Chief	June 12, 2012
William M. Wright	Financial Officer (Principal Financial Officer) (Principal
Accounting Officer), Secretary, Chairman

/s/ Tracy D. Bushnell	Director	June 12, 2012
Tracy D. Bushnell

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